Exhibit 99.1

Audited consolidated financial statements of the Company for the fiscal year ended
February 28, 2017, conformed to reflect the Company’s condensed consolidating financial information as if the new subsidiary nonguarantors had been in place as of and for all periods presented

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Constellation Brands, Inc.:

We have audited the accompanying consolidated balance sheets of Constellation Brands, Inc. and subsidiaries (the Company) as of February 28, 2017 and February 29, 2016, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended February 28, 2017. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Constellation Brands, Inc. and subsidiaries as of February 28, 2017 and February 29, 2016, and the results of their operations and their cash flows for each of the years in the three-year period ended February 28, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Constellation Brands, Inc.’s internal control over financial reporting as of February 28, 2017, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated April 27, 2017 expressed an unqualified opinion on the effectiveness of Constellation Brands, Inc.’s internal control over financial reporting.

/s/ KPMG LLP

Rochester, New York
April 27, 2017, except for Note 19,
which is as of October 31, 2017

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in millions, except share and per share data)

	February 28, 2017	February 29, 2016
ASSETS
Current assets:
Cash and cash equivalents	$177.4	$83.1
Accounts receivable	737.0	732.5
Inventories	1,955.1	1,851.6
Prepaid expenses and other	360.5	310.4
Total current assets	3,230.0	2,977.6
Property, plant and equipment	3,932.8	3,333.4
Goodwill	7,920.5	7,138.6
Intangible assets	3,377.7	3,403.8
Other assets	141.4	111.6
Total assets	$18,602.4	$16,965.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$606.5	$408.3
Current maturities of long-term debt	910.9	856.7
Accounts payable	559.8	429.3
Accrued excise taxes	44.6	33.6
Other accrued expenses and liabilities	575.8	544.4
Total current liabilities	2,697.6	2,272.3
Long-term debt, less current maturities	7,720.7	6,816.2
Deferred income taxes	1,133.6	1,022.2
Other liabilities	165.7	162.5
Total liabilities	11,717.6	10,273.2
Commitments and contingencies (Note 13)
CBI stockholders’ equity:
Preferred Stock, $.01 par value – Authorized, 1,000,000 shares; Issued, none	—	—
Class A Common Stock, $.01 par value – Authorized, 322,000,000 shares; Issued, 257,506,184 shares and 255,558,026 shares, respectively	2.6	2.6
Class B Convertible Common Stock, $.01 par value – Authorized, 30,000,000 shares; Issued, 28,358,527 shares and 28,358,529 shares, respectively	0.3	0.3
Class 1 Common Stock, $.01 par value – Authorized, 25,000,000 shares; Issued, 2,080 shares and 2,000 shares, respectively	—	—
Additional paid-in capital	2,755.8	2,589.0
Retained earnings	7,310.0	6,090.5
Accumulated other comprehensive loss	(399.8)	(452.5)
	9,668.9	8,229.9
Less: Treasury stock –
Class A Common Stock, at cost, 86,262,971 shares and 79,454,011 shares, respectively	(2,775.5)	(1,668.1)
Class B Convertible Common Stock, at cost, 5,005,800 shares	(2.2)	(2.2)
	(2,777.7)	(1,670.3)
Total CBI stockholders’ equity	6,891.2	6,559.6
Noncontrolling interests	(6.4)	132.2
Total stockholders’ equity	6,884.8	6,691.8
Total liabilities and stockholders’ equity	$18,602.4	$16,965.0
The accompanying notes are an integral part of these statements.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (in millions, except per share data)

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Sales	$8,061.6	$7,223.8	$6,672.1
Less – excise taxes	(730.1)	(675.4)	(644.1)
Net sales	7,331.5	6,548.4	6,028.0
Cost of product sold	(3,802.1)	(3,606.1)	(3,449.4)
Gross profit	3,529.4	2,942.3	2,578.6
Selling, general and administrative expenses	(1,392.4)	(1,177.2)	(1,078.4)
Gain on sale of business	262.4	—	—
Operating income	2,399.4	1,765.1	1,500.2
Earnings from unconsolidated investments	27.3	51.1	21.5
Interest expense	(333.3)	(313.9)	(337.7)
Loss on write-off of debt issuance costs	—	(1.1)	(4.4)
Income before income taxes	2,093.4	1,501.2	1,179.6
Provision for income taxes	(554.2)	(440.6)	(343.4)
Net income	1,539.2	1,060.6	836.2
Net (income) loss attributable to noncontrolling interests	(4.1)	(5.7)	3.1
Net income attributable to CBI	$1,535.1	$1,054.9	$839.3

Net income per common share attributable to CBI:
Basic – Class A Common Stock	$7.79	$5.42	$4.40
Basic – Class B Convertible Common Stock	$7.07	$4.92	$4.00

Diluted – Class A Common Stock	$7.52	$5.18	$4.17
Diluted – Class B Convertible Common Stock	$6.93	$4.79	$3.83

Weighted average common shares outstanding:
Basic – Class A Common Stock	175.934	173.383	169.325
Basic – Class B Convertible Common Stock	23.353	23.363	23.397

Diluted – Class A Common Stock	204.099	203.821	201.224
Diluted – Class B Convertible Common Stock	23.353	23.363	23.397

Cash dividends declared per common share:
Class A Common Stock	$1.60	$1.24	$—
Class B Convertible Common Stock	$1.44	$1.12	$—

Comprehensive income:
Net income	$1,539.2	$1,060.6	$836.2
Other comprehensive income (loss), net of income tax effect:
Foreign currency translation adjustments	22.1	(323.3)	(191.0)
Unrealized gain (loss) on cash flow hedges	7.8	(17.2)	(20.2)
Unrealized gain (loss) on available-for-sale debt securities	0.5	(0.3)	(1.0)
Pension/postretirement adjustments	11.6	0.1	(6.0)
Other comprehensive income (loss), net of income tax effect	42.0	(340.7)	(218.2)
Comprehensive income	1,581.2	719.9	618.0
Comprehensive loss attributable to noncontrolling interests	6.6	13.4	4.4
Comprehensive income attributable to CBI	$1,587.8	$733.3	$622.4
The accompanying notes are an integral part of these statements.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (in millions)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non-controlling Interests	Total
	Class A	Class B
Balance at February 28, 2014	$2.5	$0.3	$2,116.6	$4,438.2	$86.0	$(1,662.3)	$—	$4,981.3
Comprehensive income:
Net income (loss)	—	—	—	839.3	—	—	(3.1)	836.2
Other comprehensive loss, net of income tax effect	—	—	—	—	(216.9)	—	(1.3)	(218.2)
Comprehensive income								618.0
Contributions from noncontrolling interests	—	—	—	—	—	—	115.0	115.0
Shares issued under equity compensation plans	—	—	21.5	—	—	13.8	—	35.3
Stock-based compensation	—	—	54.3	—	—	—	—	54.3
Tax benefit on stock-based compensation	—	—	77.4	—	—	—	—	77.4
Balance at February 28, 2015	2.5	0.3	2,269.8	5,277.5	(130.9)	(1,648.5)	110.6	5,881.3
Comprehensive income:
Net income	—	—	—	1,054.9	—	—	5.7	1,060.6
Other comprehensive loss, net of income tax effect	—	—	—	—	(321.6)	—	(19.1)	(340.7)
Comprehensive income								719.9
Repurchase of shares	—	—	—	—	—	(33.8)	—	(33.8)
Dividends declared	—	—	—	(241.9)	—	—	—	(241.9)
Contributions from noncontrolling interests	—	—	—	—	—	—	35.0	35.0
Shares issued under equity compensation plans	0.1	—	62.3	—	—	12.0	—	74.4
Stock-based compensation	—	—	53.5	—	—	—	—	53.5
Tax benefit on stock-based compensation	—	—	203.4	—	—	—	—	203.4
Balance at February 29, 2016	2.6	0.3	2,589.0	6,090.5	(452.5)	(1,670.3)	132.2	6,691.8
Comprehensive income:
Net income	—	—	—	1,535.1	—	—	4.1	1,539.2
Other comprehensive income (loss), net of income tax effect	—	—	—	—	52.7	—	(10.7)	42.0
Comprehensive income								1,581.2
Repurchase of shares	—	—	—	—	—	(1,122.7)	—	(1,122.7)
Dividends declared	—	—	—	(315.6)	—	—	—	(315.6)
Conversion of noncontrolling equity interest to long-term debt	—	—	—	—	—	—	(132.0)	(132.0)
Shares issued under equity compensation plans	—	—	(20.1)	—	—	15.3	—	(4.8)
Stock-based compensation	—	—	55.5	—	—	—	—	55.5
Tax benefit on stock-based compensation	—	—	131.4	—	—	—	—	131.4
Balance at February 28, 2017	$2.6	$0.3	$2,755.8	$7,310.0	$(399.8)	$(2,777.7)	$(6.4)	$6,884.8
The accompanying notes are an integral part of these statements.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Cash flows from operating activities:
Net income	$1,539.2	$1,060.6	$836.2

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	237.5	180.3	162.0
Deferred tax provision	128.7	251.0	79.3
Amortization and impairment of intangible assets	56.4	40.7	40.0
Stock-based compensation	56.1	54.0	55.0
Amortization of debt issuance costs	12.7	12.0	12.2
Gain on sale of business	(262.4)	—	—
Change in operating assets and liabilities, net of effects from purchases of businesses:
Accounts receivable	(49.4)	(129.8)	16.1
Inventories	(151.0)	10.1	(132.5)
Prepaid expenses and other current assets	(71.6)	45.9	(71.2)
Accounts payable	115.9	24.7	(0.8)
Accrued excise taxes	16.2	5.1	1.6
Other accrued expenses and liabilities	106.0	(116.8)	44.7
Other	(38.3)	(24.1)	38.4
Total adjustments	156.8	353.1	244.8
Net cash provided by operating activities	1,696.0	1,413.7	1,081.0

Cash flows from investing activities:
Purchases of businesses, net of cash acquired	(1,111.0)	(1,316.4)	(310.3)
Purchases of property, plant and equipment	(907.4)	(891.3)	(719.4)
Proceeds from sale of business	575.3	—	—
Other investing activities	(18.7)	0.3	13.8
Net cash used in investing activities	(1,461.8)	(2,207.4)	(1,015.9)

Cash flows from financing activities:
Purchases of treasury stock	(1,122.7)	(33.8)	—
Principal payments of long-term debt	(971.8)	(208.7)	(605.7)
Dividends paid	(315.1)	(241.6)	—
Payments of minimum tax withholdings on stock-based payment awards	(64.9)	(38.6)	(28.4)
Payments of debt issuance and other financing costs	(14.1)	(13.3)	(13.8)
Proceeds from issuance of long-term debt	1,965.6	610.0	905.0
Net proceeds from notes payable	197.1	360.6	13.1
Excess tax benefits from stock-based payment awards	131.4	203.4	78.0
Proceeds from shares issued under equity compensation plans	59.7	113.0	63.7
Proceeds from noncontrolling interests	—	25.0	115.0
Payment of delayed purchase price arrangement	—	—	(543.3)
Net cash provided by (used in) financing activities	(134.8)	776.0	(16.4)

Effect of exchange rate changes on cash and cash equivalents	(5.1)	(9.3)	(2.5)

Net increase (decrease) in cash and cash equivalents	94.3	(27.0)	46.2
Cash and cash equivalents, beginning of year	83.1	110.1	63.9
Cash and cash equivalents, end of year	$177.4	$83.1	$110.1

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Supplemental disclosures of cash flow information:
Cash paid during the year:
Interest	$300.4	$310.4	$325.4
Income taxes, net of refunds received	$219.6	$80.2	$169.5
The accompanying notes are an integral part of these statements.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2017

1.	DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business –
Constellation Brands, Inc. and its subsidiaries operate primarily in the beverage alcohol industry. Unless the context otherwise requires, the terms “Company,” “CBI,” “we,” “our,” or “us” refer to Constellation Brands, Inc. and its subsidiaries. We are an international beverage alcohol company with a broad portfolio of consumer-preferred high-end imported and craft beer brands, and premium wine and spirits brands.

Basis of presentation –
Principles of consolidation:
Our consolidated financial statements include our accounts and our majority-owned and controlled domestic and foreign subsidiaries, as well as a certain variable interest entity (“VIE”) for which we are the primary beneficiary (see Note 2). All intercompany accounts and transactions are eliminated in consolidation.

Equity method investments:
If we are not required to consolidate our investment in another entity, we use the equity method when we (i)  can exercise significant influence over the other entity and (ii)  hold common stock and/or in-substance common stock of the other entity. Under the equity method, investments are carried at cost, plus or minus our equity in the increases and decreases in the investee’s net assets after the date of acquisition. Dividends received from the investee reduce the carrying amount of the investment.

Management’s use of estimates:
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Summary of significant accounting policies –
Revenue recognition:
We record revenue (referred to in our financial statements as “sales”) when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectability is reasonably assured. Delivery is not considered to have occurred until risk of loss passes to the customer according to the terms of the contract between us and our customer. Risk of loss is usually transferred upon shipment to or receipt at our customers’ locations, as determined by the specific sales terms of the transactions. Our sales terms do not allow for a right of return except for matters related to any manufacturing defects on our part. Amounts billed to customers for shipping and handling are included in sales. Sales reflect reductions attributable to consideration given to customers in various customer incentive programs, including pricing discounts on single transactions, volume discounts, promotional and advertising allowances, coupons and rebates.

Excise taxes remitted to governmental tax authorities are shown on a separate line item as a reduction of sales. Excise taxes are recognized in our results of operations when the related sale is recorded.

Cost of product sold:
The types of costs included in cost of product sold are raw materials, packaging materials, manufacturing costs, plant administrative support and overheads, and freight and warehouse costs (including distribution network costs). Distribution network costs include inbound freight charges and outbound shipping and handling costs, purchasing and receiving costs, inspection costs, warehousing and internal transfer costs.

Selling, general and administrative expenses:
The types of costs included in selling, general and administrative expenses consist predominately of advertising and non-manufacturing administrative and overhead costs. Distribution network costs are included in cost of product sold. We expense advertising costs as incurred, shown or distributed. Advertising expense for the years ended February 28, 2017, February 29, 2016, and February 28, 2015, was $552.8 million, $468.3 million and $406.1 million, respectively.

Foreign currency translation:
The functional currency of our foreign subsidiaries is generally the respective local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate for the period. The resulting translation adjustments are recorded as a component of Accumulated Other Comprehensive Income (“AOCI”). Gains or losses resulting from foreign currency denominated transactions are included in selling, general and administrative expenses.

Cash and cash equivalents:
Cash equivalents consist of highly liquid investments with an original maturity when purchased of three months or less and are stated at cost, which approximates fair value.

Fair value of financial instruments:
We calculate the estimated fair value of financial instruments using quoted market prices whenever available. When quoted market prices are not available, we use standard pricing models for various types of financial instruments (such as forwards, options and swaps) which take into account the present value of estimated future cash flows (see Note 7).

Derivative instruments:
We enter into derivative instruments to manage our exposure to fluctuations in foreign currency exchange rates, commodity prices and interest rates. We enter into derivatives for risk management purposes only, including derivatives designated in hedge accounting relationships as well as those derivatives utilized as economic hedges. We do not enter into derivatives for trading or speculative purposes. We recognize all derivatives as either assets or liabilities and measure those instruments at estimated fair value (see Note 6, Note 7). We present our derivative positions gross on our balance sheets.

Changes in fair values (to the extent of hedge effectiveness) of outstanding cash flow hedges are deferred in stockholders’ equity as a component of AOCI. These deferred gains or losses are recognized in our results of operations in the same period in which the hedged items are recognized and on the same financial statement line item as the hedged items. Any ineffectiveness associated with these derivative instruments is recognized immediately in our results of operations.

Changes in fair values for derivative instruments not designated in a hedge accounting relationship are recognized directly in our results of operations each period and on the same financial statement line item as the hedged item. For purposes of measuring segment operating performance, the net gain (loss) from the changes in fair value of our undesignated commodity derivative contracts, prior to settlement, is reported outside of segment operating results until such time that the underlying exposure is recognized in the segment operating results. Upon settlement, the net gain (loss) from the changes in fair value of the undesignated commodity derivative contracts is reported in the appropriate operating segment, allowing our operating segment results to reflect the economic effects of the commodity derivative contracts without the resulting unrealized mark to fair value volatility.

Cash flows from the settlement of derivatives, including both economic hedges and those designated in hedge accounting relationships, appear on our statements of cash flows in the same categories as the cash flows of the hedged items.

Inventories:
Inventories are stated at the lower of cost (primarily computed in accordance with the first-in, first-out method) or net realizable value. Elements of cost include materials, labor and overhead.

Bulk wine inventories are included as in-process inventories within current assets, in accordance with the general practices of the wine industry, although a portion of such inventories may be aged for periods greater than one year. A substantial portion of barreled whiskey and brandy will not be sold within one year because of the duration of the aging process. All barreled whiskey and brandy are classified as in-process inventories and are included in current assets, in accordance with industry practice. Warehousing, insurance, ad valorem taxes and other carrying charges applicable to barreled whiskey and brandy held for aging are included in inventory costs.

We assess the valuation of our inventories and reduce the carrying value of those inventories that are obsolete or in excess of our forecasted usage to their estimated net realizable value based on analyses and assumptions including, but not limited to, historical usage, future demand and market requirements.

Property, plant and equipment:
Property, plant and equipment is stated at cost. Major additions and improvements are recorded as an increase to the property accounts, while maintenance and repairs are expensed as incurred. The cost of properties sold or otherwise disposed of and the related accumulated depreciation are eliminated from the balance sheet accounts at the time of disposal and resulting gains and losses are included as a component of operating income.

Depreciation:
Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

Years
Land improvements	15 to 32
Vineyards	16 to 26
Buildings and improvements	10 to 50
Machinery and equipment	3 to 35
Motor vehicles	3 to 7

Goodwill and other intangible assets:
Goodwill is allocated to the reporting unit in which the business that created the goodwill resides. A reporting unit is an operating segment, or a business unit one level below that operating segment, for which discrete financial information is prepared and regularly reviewed by segment management. We review our goodwill and indefinite lived intangible assets annually for impairment, or sooner, if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We use January 1 as our annual impairment test measurement date. Indefinite lived intangible assets consist principally of trademarks. Intangible assets determined to have a finite life, primarily customer relationships, are amortized over their estimated useful lives and are subject to review for impairment in accordance with authoritative guidance for long-lived assets. Note 9 provides a summary of intangible assets segregated between amortizable and nonamortizable amounts.

Indemnification liabilities:
We have indemnified respective parties against certain liabilities that may arise in connection with certain acquisitions and divestitures. Indemnification liabilities are recognized when probable and estimable and included in other liabilities (see Note 13).

Income taxes:
We use the asset and liability method of accounting for income taxes. This method accounts for deferred income taxes by applying statutory rates in effect at the balance sheet date to the difference between the financial reporting and tax bases of assets and liabilities. We provide for taxes that may be payable if undistributed earnings of foreign subsidiaries were to be remitted to the U.S., except for those earnings that we consider to be indefinitely reinvested. Interest and penalties are recognized as a component of provision for income taxes.

Net income per common share attributable to CBI:
We have two classes of common stock with a material number of shares outstanding:  Class A Common Stock and Class B Convertible Common Stock (see Note 14). In addition, we have another class of common stock with an immaterial number of shares outstanding:  Class 1 Common Stock (See Note 14). If we pay a cash dividend on Class B Convertible Common Stock, each share of Class A Common Stock will receive an amount at least ten percent greater than the amount of the cash dividend per share paid on Class B Convertible Common Stock. Class B Convertible Common Stock shares are convertible into shares of Class A Common Stock on a one-to-one basis at any time at the option of the holder.

We use the two-class method for the computation and presentation of net income per common share attributable to CBI (hereafter referred to as “net income per common share”) (see Note 16). The two-class method is an earnings allocation formula that calculates basic and diluted net income per common share for each class of common stock separately based on dividends declared and participation rights in undistributed earnings as if all such earnings had been distributed during the period. Under the two-class method, Class A Common Stock is assumed to receive a ten percent greater participation in undistributed earnings than Class B Convertible Common Stock, in accordance with the respective minimum dividend rights of each class of stock.

Net income per common share – basic excludes the effect of common stock equivalents and is computed using the two-class method. Net income per common share – diluted for Class A Common Stock reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Net income per common share – diluted for Class A Common Stock is computed using the more dilutive of the if-converted or two-class method. Net income per common share – diluted for Class A Common Stock is computed using the if-converted method and assumes the exercise of stock options using the treasury stock method and the conversion of Class B Convertible Common Stock as this method is more dilutive than the two-class method. Net income per common share – diluted for Class B Convertible Common Stock is computed using the two-class method and does not assume conversion of Class B Convertible Common Stock into shares of Class A Common Stock.

Stock-based employee compensation:
We have two stock-based employee compensation plans (see Note 15). We apply a grant date fair-value-based measurement method in accounting for our stock-based payment arrangements and record all costs resulting from stock-based payment transactions ratably over the requisite service period. Stock-based awards are subject to specific vesting conditions, generally time vesting, or upon retirement, disability or death of the employee (as defined by the plan), if earlier. For awards granted to retirement-eligible employees, we recognize compensation expense ratably over the period from the date of grant to the date of retirement-eligibility.

2.    ACQUISITIONS AND DIVESTITURE:

Acquisitions –
Obregon Brewery:
In December 2016, we acquired a brewery operation business in Obregon, Sonora, Mexico from Grupo Modelo, S. de R.L. de C.V., formerly known as Grupo Modelo, S.A.B. de C.V., (“Modelo”), a subsidiary of Anheuser-Busch InBev SA/NV for cash paid of $568.7 million, net of cash acquired, subject to estimated working capital adjustments due to seller of $3.1 million (the “Obregon Brewery”). The transaction primarily included the acquisition of operations; goodwill; property, plant and equipment; and inventories. The purchase accounting has not yet been finalized due primarily to an incomplete valuation of property, plant and equipment as a result of the recency of the date of the transaction. Further changes to the preliminary purchase price allocation will be recognized as valuations are finalized. This acquisition provided us with immediate functioning brewery capacity to support our fast-growing, high-end Mexican beer portfolio and flexibility for future innovation initiatives. It also enabled us to become fully independent from an interim supply agreement with Modelo, which was terminated at the time of this acquisition. The results of operations of the Obregon Brewery are reported in the Beer segment and have been included in our consolidated results of operations from the date of acquisition.

High West:
In October 2016, we acquired all of the issued and outstanding common and preferred membership interests of High West Holdings, LLC for $136.6 million, net of cash acquired (“High West”). This transaction primarily included the acquisition of operations, goodwill, trademarks, inventories and property, plant and equipment. This acquisition included a portfolio of craft whiskeys and other select spirits. The results of operations of High West are reported in the Wine and Spirits segment and have been included in our consolidated results of operations from the date of acquisition.

Charles Smith:
In October 2016, we acquired the Charles Smith Wines, LLC business, a collection of five super and ultra-premium wine brands, for $120.8 million (“Charles Smith”). This transaction primarily included the acquisition of goodwill, trademarks, inventories and certain grape supply contracts, plus an earn-out over three years based on the performance of the brands. The results of operations of Charles Smith are reported in the Wine and Spirits segment and have been included in our consolidated results of operations from the date of acquisition.

Prisoner:
In April 2016, we acquired The Prisoner Wine Company business, including a portfolio of five super-luxury wine brands, for $284.9 million (“Prisoner”). This transaction primarily included the acquisition of goodwill, inventories, trademarks and certain grape supply contracts. The results of operations of Prisoner are reported in the Wine and Spirits segment and have been included in our consolidated results of operations from the date of acquisition.

Ballast Point:
In December 2015, we acquired all of the issued and outstanding common and preferred stock of Home Brew Mart, Inc. d/b/a/ Ballast Point Brewing & Spirits (“Ballast Point”). The following table summarizes the allocation of the estimated fair value for the significant assets acquired:

(in millions)
Goodwill	$763.2
Trademarks	222.8
Other	14.0
Total estimated fair value	1,000.0
Less – cash acquired	(1.5)
Purchase price	$998.5

Goodwill associated with the acquisition is primarily attributable to the future growth opportunities associated with the acquisition of a high-growth premium platform that enables us to compete in the growing craft beer category and further strengthened our position in the high-end U.S. beer market. None of the goodwill recognized is expected to be deductible for income tax purposes. The results of operations of Ballast Point are reported in the Beer segment and have been included in our consolidated results of operations from the date of acquisition.

Meiomi:
In August 2015, we acquired the Meiomi wine business, including the acquisition of a higher-margin, luxury growth pinot noir brand, for $316.2 million (“Meiomi”). This transaction primarily included the acquisition of goodwill, inventories, the trademark and certain grape supply contracts. The results of operations of Meiomi are reported in the Wine and Spirits segment and have been included in our consolidated results of operations from the date of acquisition.

Glass production plant:
In December 2014, we completed the formation of an equally-owned joint venture with Owens-Illinois and the acquisition of a state-of-the-art glass production plant that is located adjacent to our brewery located in Nava, Coahuila, Mexico (the “Nava Brewery”). The joint venture owns and operates the glass production plant which provides bottles exclusively for our Nava Brewery. We have determined that we are the primary beneficiary of this VIE and accordingly, the results of operations of the joint venture are reported in the Beer segment and have been included in our consolidated results of operations from the date of acquisition. In addition, we also purchased a high-density warehouse, land and rail infrastructure at the same site. The aggregate purchase price for all of these assets was $290.6 million, net of cash acquired, consisting primarily of property, plant and equipment and goodwill.

Casa Noble:
In September 2014, we acquired the Casa Noble super-premium tequila business, consisting primarily of goodwill and the trademark, plus an earn-out over five years based on the performance of the brands (“Casa Noble”). The results of operations of Casa Noble are reported in the Wine and Spirits segment and have been included in our consolidated results of operations from the date of acquisition.

Other:
In June 2013, we acquired (i)  the remaining 50% equity interest in Crown Imports LLC (“Crown Imports”) that we did not previously own (the “Crown Acquisition”); and (ii)(a)  all of the issued and outstanding equity interests of a company which owns and operates the Nava Brewery, (ii)(b)  all of the issued and outstanding equity interests of a company which provides personnel and services for the operation and maintenance of the Nava Brewery, and (ii)(c)  an irrevocable, fully-paid license to produce in Mexico (or worldwide under certain circumstances) and exclusively import, market and sell primarily Modelo’s Mexican beer portfolio sold in the U.S. and Guam as of the date of acquisition (the “Mexican Beer Brands”), and certain extensions (all collectively referred to as the “Brewery Purchase”). The Crown Acquisition and the Brewery Purchase are collectively referred to as the “Beer Business Acquisition.”

For the year ended February 28, 2015, we made a final payment of $558.0 million, consisting of an additional purchase price payment of $543.3 million plus imputed interest of $14.7 million, in connection with the Beer Business Acquisition. We used $150.0 million of proceeds from borrowings under the revolving credit facility under our then-existing senior credit facility, $100.0 million of proceeds from borrowings under our then-existing accounts receivable securitization facilities and $308.0 million of cash on hand.

Divestiture –
Canadian Divestiture:
In December 2016, we sold the Wine and Spirits’ Canadian wine business, which included Canadian wine brands such as Jackson-Triggs and Inniskillin, wineries, vineyards, offices, facilities and Wine Rack retail stores, at a transaction value of C$1.03 billion, or $775.2 million, (the “Canadian Divestiture”). We received cash proceeds of $575.3 million, net of outstanding debt and direct costs to sell of $194.9 million and $9.9 million, respectively, subject to estimated working capital adjustments due to buyer of $4.9 million. The following table summarizes the net gain recognized in connection with this divestiture for the year ended February 28, 2017:

(in millions)
Cash received from buyer	$585.2
Net assets sold	(175.4)
AOCI reclassification adjustments, primarily foreign currency translation	(122.5)
Direct costs to sell	(9.9)
Estimated working capital adjustments to be paid	(4.9)
Other	(10.1)
Gain on sale of business	$262.4

Additionally, our Wine and Spirits’ U.S. business recognized an impairment of $8.4 million for the fourth quarter of fiscal 2017 for trademarks associated with certain U.S. brands sold exclusively through the Canadian wine business for which we expect future sales of these brands to be minimal subsequent to the Canadian Divestiture. We also recognized $12.0 million of other costs associated with the Canadian Divestiture for the year ended February 28, 2017, primarily in connection with the evaluation of the merits of executing an initial public offering for a portion of our Canadian wine business. These amounts are included in selling, general and administrative expenses. In total, for the year ended February 28, 2017, we recognized a net gain associated with the Canadian Divestiture as follows:

(in millions)
Gain on sale of business	$262.4
Impairment of trademarks	(8.4)
Other net costs	(12.0)
Net gain associated with the Canadian Divestiture and related activities	$242.0

3.    INVENTORIES:

The components of inventories are as follows:

	February 28, 2017	February 29, 2016
(in millions)
Raw materials and supplies	$149.7	$107.2
In-process inventories	1,260.1	1,218.7
Finished case goods	545.3	525.7
	$1,955.1	$1,851.6

4.    PREPAID EXPENSES AND OTHER:

The major components of prepaid expenses and other are as follows:

	February 28, 2017	February 29, 2016
(in millions)
Prepaid excise, sales and value added taxes	$136.1	$82.6
Income taxes receivable	100.4	124.5
Other	124.0	103.3
	$360.5	$310.4

5.    PROPERTY, PLANT AND EQUIPMENT:

The major components of property, plant and equipment are as follows:

	February 28, 2017	February 29, 2016
(in millions)
Land and land improvements	$400.4	$338.7
Vineyards	232.6	244.4
Buildings and improvements	736.1	809.1
Machinery and equipment	3,079.6	2,253.8
Motor vehicles	124.2	74.3
Construction in progress	636.9	792.4
	5,209.8	4,512.7
Less – Accumulated depreciation	(1,277.0)	(1,179.3)
	$3,932.8	$3,333.4

For the years ended February 28, 2017, and February 29, 2016, we had noncash additions of $190.3 million and $158.0 million, respectively, to property, plant and equipment associated primarily with the expansion projects for our Nava Brewery. These amounts are recorded primarily in accounts payable as of February 28, 2017, and February 29, 2016.

6.    DERIVATIVE INSTRUMENTS:

Overview –
We are exposed to market risk from changes in foreign currency exchange rates, commodity prices and interest rates that could affect our results of operations and financial condition. The impact on our results and financial position and the amounts reported in our financial statements will vary based upon the currency, commodity and interest rate market movements during the period, the effectiveness and level of derivative instruments outstanding and whether they are designated and qualify for hedge accounting.

The estimated fair values of our derivative instruments change with fluctuations in currency rates, commodity prices and/or interest rates and are expected to offset changes in the values of the underlying exposures. Our derivative instruments are held solely to manage our exposures to the aforementioned market risks as part of our normal business operations. We follow strict policies to manage these risks and do not enter into derivative instruments for trading or speculative purposes. The aggregate notional value of outstanding derivative instruments is as follows:

	February 28, 2017	February 29, 2016
(in millions)
Derivative instruments designated as hedging instruments
Foreign currency contracts	$981.7	$731.6
Interest rate swap contracts	$250.0	$600.0

Derivative instruments not designated as hedging instruments
Foreign currency contracts	$389.9	$975.6
Commodity derivative contracts	$153.2	$198.7
Interest rate swap contracts (see Note 11)	$—	$1,000.0

Cash flow hedges –
Our derivative instruments designated in hedge accounting relationships are designated as cash flow hedges. We are exposed to foreign denominated cash flow fluctuations primarily in connection with third party and intercompany sales and purchases. We primarily use foreign currency forward contracts to hedge certain of these risks. In addition, we utilize interest rate swap contracts to manage our exposure to changes in interest rates. Derivatives managing our cash flow exposures generally mature within three years or less, with a maximum maturity of five years.

To qualify for hedge accounting treatment, the details of the hedging relationship must be formally documented at inception of the arrangement, including the risk management objective, hedging strategy, hedged item, specific risk that is being hedged, the derivative instrument, how effectiveness is being assessed and how ineffectiveness will be measured. The derivative must be highly effective in offsetting changes in the cash flows of the risk being hedged. Throughout the term of the designated cash flow hedge relationship on at least a quarterly basis, a retrospective evaluation and prospective assessment of hedge effectiveness is performed based on quantitative and qualitative measures. All components of our derivative instruments’ gains or losses are included in the assessment of hedge effectiveness. Resulting ineffectiveness, if any, is recognized immediately in our results of operations.

When we determine that a derivative instrument which qualified for hedge accounting treatment has ceased to be highly effective as a hedge, we discontinue hedge accounting prospectively. In the event the relationship is no longer effective, we recognize the change in the fair value of the hedging derivative instrument from the date the hedging derivative instrument became no longer effective immediately in our results of operations. We also discontinue hedge accounting prospectively when (i)  a derivative expires or is sold, terminated, or exercised; (ii)  it is no longer probable that the forecasted transaction will occur; or (iii)  we determine that designating the derivative as a hedging instrument is no longer appropriate. When we discontinue hedge accounting prospectively, but the original forecasted transaction continues to be probable of occurring, the existing gain or loss of the derivative instrument remains in AOCI and is reclassified into earnings when the forecasted transaction occurs. When it becomes probable that the forecasted transaction will not occur, any remaining gain or loss in AOCI is recognized immediately in our results of operations.

We expect $17.1 million of net losses, net of income tax effect, to be reclassified from AOCI to our results of operations within the next 12 months.

Undesignated hedges –
Certain of our derivative instruments do not qualify for hedge accounting treatment; for others, we choose not to maintain the required documentation to apply hedge accounting treatment. These undesignated instruments are primarily used to economically hedge our exposure to fluctuations in the value of foreign currency denominated receivables and payables; foreign currency investments, primarily consisting of loans to subsidiaries, and cash flows related primarily to the repatriation of those loans or investments; and commodity prices, primarily consisting of heating oil, diesel fuel, aluminum, natural gas and corn prices. We primarily use foreign currency forward and option contracts, generally less than 12 months in duration, and commodity derivative contracts, generally less than 36 months in duration, with a maximum maturity of five years, to hedge some of these risks. Our derivative policy permits the use of undesignated derivatives as approved by senior management.

Credit risk –
We are exposed to credit-related losses if the counterparties to our derivative contracts default. This credit risk is limited to the fair value of the derivative contracts. To manage this risk, we contract only with major financial institutions that have earned investment-grade credit ratings and with whom we have standard International Swaps and Derivatives Association agreements which allow for net settlement of the derivative contracts. We have also established counterparty credit guidelines that are regularly monitored. Because of these safeguards, we believe the risk of loss from counterparty default to be immaterial.

In addition, our derivative instruments are not subject to credit rating contingencies or collateral requirements. As of February 28, 2017, the estimated fair value of derivative instruments in a net liability position due to counterparties was $61.4 million. If we were required to settle the net liability position under these derivative instruments on February 28, 2017, we would have had sufficient availability under our available liquidity on hand to satisfy this obligation.

Results of period derivative activity –
The estimated fair value and location of our derivative instruments on our balance sheets are as follows (see Note 7):

Assets			Liabilities
	February 28, 2017	February 29, 2016		February 28, 2017	February 29, 2016
(in millions)
Derivative instruments designated as hedging instruments
Foreign currency contracts:
Prepaid expenses and other	$5.2	$5.5	Other accrued expenses and liabilities	$30.4	$33.0
Other assets	$6.0	$1.2	Other liabilities	$37.4	$26.2
Interest rate swap contracts:
Prepaid expenses and other	$0.3	$—	Other accrued expenses and liabilities	$0.3	$1.5
Other assets	$4.4	$0.3	Other liabilities	$—	$0.4

Derivative instruments not designated as hedging instruments
Foreign currency contracts:
Prepaid expenses and other	$2.0	$4.8	Other accrued expenses and liabilities	$2.6	$9.8
Commodity derivative contracts:
Prepaid expenses and other	$4.3	$0.6	Other accrued expenses and liabilities	$6.9	$29.3
Other assets	$1.5	$0.3	Other liabilities	$4.7	$16.8
Interest rate swap contracts:
Prepaid expenses and other	$—	$0.7	Other accrued expenses and liabilities	$—	$5.7

The principal effect of our derivative instruments designated in cash flow hedging relationships on our results of operations, as well as Other Comprehensive Income (“OCI”), net of income tax effect, is as follows:

Derivative Instruments in Designated Cash Flow Hedging Relationships	Net Gain (Loss) Recognized in OCI (Effective portion)	Location of Net Gain (Loss) Reclassified from AOCI to Income (Effective portion)	Net Gain (Loss) Reclassified from AOCI to Income (Effective portion)
(in millions)
For the Year Ended February 28, 2017
Foreign currency contracts	$(25.8)	Sales	$1.1
		Cost of product sold	(28.3)
Interest rate swap contracts	2.8	Interest expense	(4.0)
	$(23.0)		$(31.2)

For the Year Ended February 29, 2016
Foreign currency contracts	$(41.7)	Sales	$2.1
		Cost of product sold	(20.0)
Interest rate swap contracts	(1.6)	Interest expense	(8.1)
	$(43.3)		$(26.0)

For the Year Ended February 28, 2015
Foreign currency contracts	$(22.9)	Sales	$1.8
		Cost of product sold	2.6
Interest rate swap contracts	(1.1)	Interest expense	(8.3)
	$(24.0)		$(3.9)

The effect of our undesignated derivative instruments on our results of operations is as follows:

Derivative Instruments not Designated as Hedging Instruments	Location of Net Gain (Loss) Recognized in Income	Net Gain (Loss) Recognized in Income
(in millions)
For the Year Ended February 28, 2017
Commodity derivative contracts	Cost of product sold	$16.3
Foreign currency contracts	Selling, general and administrative expenses	(26.1)
		$(9.8)

For the Year Ended February 29, 2016
Commodity derivative contracts	Cost of product sold	$(48.1)
Foreign currency contracts	Selling, general and administrative expenses	(21.1)
Interest rate swap contracts	Interest expense	(0.1)
		$(69.3)

For the Year Ended February 28, 2015
Commodity derivative contracts	Cost of product sold	$(32.7)
Foreign currency contracts	Selling, general and administrative expenses	(2.5)
Interest rate swap contracts	Interest expense	(0.1)
		$(35.3)

7.    FAIR VALUE OF FINANCIAL INSTRUMENTS:

Authoritative guidance establishes a framework for measuring fair value and requires disclosures about fair value measurements for financial instruments. This guidance emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and states that a fair value measurement should be determined based on assumptions that market participants would use in pricing an asset or liability. It establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The hierarchy includes three levels:

•	Level 1 inputs are quoted prices in active markets for identical assets or liabilities;

•
Level 2 inputs include data points that are observable such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) such as interest rates and yield curves that are observable for the asset and liability, either directly or indirectly; and

•	Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

Fair value methodology and assumptions –
The following methods and assumptions are used to estimate the fair value for each class of our financial instruments:

Foreign currency and commodity derivative contracts: Our foreign currency contracts consist of foreign currency forward and option contracts and our commodity derivative contracts consist of swap contracts. The fair value is estimated using market-based inputs, obtained from independent pricing services, into valuation models. These valuation models require various inputs, including contractual terms, market foreign exchange prices, market commodity prices, interest-rate yield curves and currency volatilities, as applicable (Level 2 fair value measurement).
Interest rate swap contracts: The fair value is estimated based on quoted market prices from respective counterparties. Quotes are corroborated by using discounted cash flow calculations based upon forward interest-rate yield curves, which are obtained from independent pricing services (Level 2 fair value measurement).
Available-for-sale (“AFS”) debt securities: The fair value is estimated by discounting cash flows using market-based inputs (Level 3 fair value measurement).
Notes payable to banks: The revolving credit facility under our senior credit facility is a variable interest rate bearing note which includes a fixed margin which is adjustable based upon our debt ratio (as defined in our senior credit facility). Its fair value is estimated by discounting cash flows using LIBOR plus a margin reflecting current market conditions obtained from participating member financial institutions (Level 2 fair value measurement). The remaining instruments are variable interest rate bearing notes for which the carrying value approximates the fair value.
Long-term debt: The term loans under our senior credit facility are variable interest rate bearing notes which include a fixed margin which is adjustable based upon our debt ratio. The fair value of the term loans is estimated by discounting cash flows using LIBOR plus a margin reflecting current market conditions obtained from participating member financial institutions (Level 2 fair value measurement). The fair value of the remaining long-term debt, which is primarily fixed interest rate, is estimated by discounting cash flows using interest rates currently available for debt with similar terms and maturities (Level 2 fair value measurement).

The carrying amounts of certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and notes payable to banks, approximate fair value as of February 28, 2017, and February 29, 2016, due to the relatively short maturity of these instruments. As of February 28, 2017, the carrying amount of long-term debt, including the current portion, was $8,631.6 million, compared with an estimated fair value of $8,845.5 million. As of February 29, 2016, the carrying amount of long-term debt, including the current portion, was $7,672.9 million, compared with an estimated fair value of $7,252.0 million.

Recurring basis measurements –
The following table presents our financial assets and liabilities measured at estimated fair value on a recurring basis:

	Fair Value Measurements Using
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
(in millions)
February 28, 2017
Assets:
Foreign currency contracts	$—	$13.2	$—	$13.2
Commodity derivative contracts	$—	$5.8	$—	$5.8
Interest rate swap contracts	$—	$4.7	$—	$4.7
AFS debt securities	$—	$—	$9.5	$9.5
Liabilities:
Foreign currency contracts	$—	$70.4	$—	$70.4
Commodity derivative contracts	$—	$11.6	$—	$11.6
Interest rate swap contracts	$—	$0.3	$—	$0.3

February 29, 2016
Assets:
Foreign currency contracts	$—	$11.5	$—	$11.5
Commodity derivative contracts	$—	$0.9	$—	$0.9
Interest rate swap contracts	$—	$1.0	$—	$1.0
AFS debt securities	$—	$—	$4.6	$4.6
Liabilities:
Foreign currency contracts	$—	$69.0	$—	$69.0
Commodity derivative contracts	$—	$46.1	$—	$46.1
Interest rate swap contracts	$—	$7.6	$—	$7.6

Nonrecurring basis measurements –
The following table presents our assets and liabilities measured at estimated fair value on a nonrecurring basis for which an impairment assessment was performed for the period presented:

	Fair Value Measurements Using
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
(in millions)
For the Year Ended February 28, 2017
Trademarks	$—	$—	$—	$46.0

Trademarks:
For the fourth quarter of fiscal 2017, in connection with our continued focus on the premiumization of our branded wine and spirits portfolio, a decision was made to discontinue certain small-scale, low-margin U.S. brands within our Wine and Spirits’ portfolio. As a result, trademarks with a carrying value of $37.6 million were written down to their estimated fair value, resulting in an impairment of $37.6 million.

In addition, in connection with the Canadian Divestiture in the fourth quarter of fiscal 2017, trademarks with a carrying value of $8.4 million were written down to their estimated fair value, resulting in an impairment of $8.4 million. These trademarks were associated with certain U.S. brands within our Wine and Spirits’ portfolio sold exclusively through the Canadian wine business, for which we expect future sales of these brands to be minimal subsequent to the Canadian Divestiture.

We measured the amount of impairment by calculating the amount by which the carrying value of these assets exceeded their estimated fair values. The estimated fair value was determined based on an income approach using the relief from royalty method, which assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to exploit the related benefits of trademark assets. The cash flow projections we use to estimate the fair values of our trademarks involve several assumptions, including (i)  projected revenue growth rates, (ii)  estimated royalty rates, (iii)  after-tax royalty savings expected from ownership of the trademarks and (iv)  discount rates used to derive the estimated fair value of the trademarks.

8.    GOODWILL:

The changes in the carrying amount of goodwill are as follows:

	Beer	Wine and Spirits	Consolidated
(in millions)
Balance, February 28, 2015	$3,776.2	$2,432.0	$6,208.2
Purchase accounting allocations (1)	761.8	203.3	965.1
Foreign currency translation adjustments	(7.9)	(26.8)	(34.7)
Balance, February 29, 2016	4,530.1	2,608.5	7,138.6
Purchase accounting allocations (2)	510.8	373.7	884.5
Canadian Divestiture (3)	—	(126.1)	(126.1)
Foreign currency translation adjustments	12.1	11.4	23.5
Balance, February 28, 2017	$5,053.0	$2,867.5	$7,920.5

(1)	Purchase accounting allocations associated with the acquisitions of Ballast Point (Beer) and Meiomi (Wine and Spirits) (see Note 2).

(2)	Preliminary purchase accounting allocations primarily associated with the acquisitions of the Obregon Brewery (Beer), and Prisoner, High West and Charles Smith (Wine and Spirits) (see Note 2).

(3)	Includes accumulated impairment losses associated with goodwill assigned to our Wine and Spirits’ Canadian reporting unit of C$289.1 million, or $216.8 million (see Note 2).

9.    INTANGIBLE ASSETS:

The major components of intangible assets are as follows:

	February 28, 2017		February 29, 2016
	Gross Carrying Amount	Net Carrying Amount	Gross Carrying Amount	Net Carrying Amount
(in millions)
Amortizable intangible assets
Customer relationships	$89.1	$48.6	$102.5	$60.2
Favorable interim supply agreement	—	—	68.3	2.2
Other	19.9	1.7	22.3	3.5
Total	$109.0	50.3	$193.1	65.9

Nonamortizable intangible assets
Trademarks		3,327.4		3,333.8
Other		—		4.1
Total		3,327.4		3,337.9
Total intangible assets		$3,377.7		$3,403.8
We did not incur costs to renew or extend the term of acquired intangible assets for the years ended February 28, 2017, and February 29, 2016. Net carrying amount represents the gross carrying value net of accumulated amortization. Amortization expense for intangible assets was $10.4 million, $40.7 million and $40.0 million for the years ended February 28, 2017, February 29, 2016, and February 28, 2015, respectively. Estimated amortization expense for each of the five succeeding fiscal years and thereafter is as follows:

(in millions)
2018	$5.7
2019	$5.7
2020	$5.5
2021	$5.2
2022	$4.9
Thereafter	$23.3

10.    OTHER ACCRUED EXPENSES AND LIABILITIES:

The major components of other accrued expenses and liabilities are as follows:

	February 28, 2017	February 29, 2016
(in millions)
Salaries, commissions, and payroll benefits and withholdings	$148.5	$142.3
Promotions and advertising	116.9	109.4
Accrued interest	87.5	64.1
Income taxes payable	60.2	25.0
Derivative liabilities	40.2	79.3
Other	122.5	124.3
	$575.8	$544.4

11.    BORROWINGS:

Borrowings consist of the following:

	February 28, 2017			February 29, 2016
	Current	Long-term	Total	Total
(in millions)
Notes payable to banks
Senior Credit Facility – Revolving Credit Loans	$231.0	$—	$231.0	$92.0
Other	375.5	—	375.5	316.3
	$606.5	$—	$606.5	$408.3
Long-term debt
Senior Credit Facility – Term Loans	$192.5	$3,595.0	$3,787.5	$2,856.8
Senior Notes	699.9	3,917.1	4,617.0	4,716.3
Other	18.5	208.6	227.1	99.8
	$910.9	$7,720.7	$8,631.6	$7,672.9

Senior credit facility –
In July 2015, the Company, CIH International S.à r.l., a wholly-owned indirect subsidiary of ours (“CIH”), Bank of America, N.A., as administrative agent (the “Administrative Agent”), and certain other lenders entered into an Amendment (“Amendment”) that amended our then existing senior credit facility (as amended, the “2015 Credit Agreement”). The principal changes effected by the Amendment were:

•	The creation of a new $1.27 billion U.S. Term A loan facility into which the existing U.S. Term A and Term A-2 loan facilities were combined and increased by $200.0 million;

•	The refinance of the existing U.S. Term A-1 loan facility and extension of its maturity to July 16, 2021;

•	The creation of a new $1.43 billion European Term A loan facility into which the existing European Term A and Term B-1 loan facilities were combined;

•	The extension of the maturity date of all tranches, other than the new U.S. Term A-1 loan facility, to July 16, 2020; and

•	The increase of the revolving credit facility by $300.0 million to $1.15 billion.

In March 2016, the Company, CIH, CIH Holdings S.à r.l., a wholly-owned indirect subsidiary of ours (“CIHH”), the Administrative Agent, and certain other lenders entered into a Restatement Agreement (the “March 2016 Restatement Agreement”) that amended and restated the 2015 Credit Agreement (as amended and restated by the March 2016 Restatement Agreement, the “March 2016 Credit Agreement”). The principal changes effected by the March 2016 Restatement Agreement were:

•	The creation of a new $700.0 million European Term A-1 loan facility maturing on March 10, 2021;

•	An increase of the European revolving commitment under the revolving credit facility by $425.0 million to $1.0 billion;

•	The addition of CIHH as a new borrower under the new European Term A-1 loan facility and the European revolving commitment; and

•	The entry into a cross-guarantee agreement by CIH and CIHH whereby each guarantees the other’s obligations under the March 2016 Credit Agreement.

In October 2016, the Company, CIH, CIHH, CB International Finance S.à r.l., a wholly-owned indirect subsidiary of ours (“CB International” and together with CIH and CIHH, the “European Borrowers”), the Administrative Agent, and certain other lenders entered into a Restatement Agreement (the “2016 Restatement Agreement”) that amended and restated the March 2016 Credit Agreement (as amended and restated by the 2016 Restatement Agreement, the “2016 Credit Agreement”). The principal changes effected by the 2016 Restatement Agreement were:

•	The creation of a new $400.0 million European Term A-2 loan facility with CIH as the borrower, maturing on March 10, 2021;

•	An adjustment of the Incremental Facilities (as defined below) from a fixed amount to a flexible amount;

•	The addition of CB International as a new borrower under the European revolving commitment; and

•	The entry into an amended and restated cross-guarantee agreement by the European Borrowers whereby each guarantees the others’ obligations under the 2016 Credit Agreement.

The 2016 Credit Agreement provides for aggregate credit facilities of $5,004.2 million, consisting of the following:

	Amount	Maturity
(in millions)
Revolving Credit Facility (1) (2)	$1,150.0	July 16, 2020
U.S. Term A Facility (1) (3)	1,192.1	July 16, 2020
U.S. Term A-1 Facility (1) (3)	238.9	July 16, 2021
European Term A Facility (1) (3)	1,340.7	July 16, 2020
European Term A-1 Facility (1) (3)	682.5	March 10, 2021
European Term A-2 Facility (1) (3)	400.0	March 10, 2021
	$5,004.2

(1)	Contractual interest rate varies based on our debt ratio (as defined in the 2016 Credit Agreement) and is a function of LIBOR plus a margin, or the base rate plus a margin.

(2)
Provides for credit facilities consisting of a $150.0 million U.S. Revolving Credit Facility and a $1,000.0 million European Revolving Credit Facility. Includes two sub-facilities for letters of credit of up to $200.0 million in the aggregate. We are the borrower under the U.S. Revolving Credit Facility and we and/or CIH and/or CIHH and/or CB International are the borrowers under the European Revolving Credit Facility.

(3)
We are the borrower under the U.S. Term A and the U.S. Term A-1 loan facilities. CIH is the borrower under the European Term A and the European Term A-2 loan facilities. CIHH is the borrower under the European Term A-1 loan facility.

The 2016 Credit Agreement also permits us to elect, subject to the willingness of existing or new lenders to fund such increase or term loans and other customary conditions, to increase the revolving credit commitments or add one or more tranches of additional term loans (the “Incremental Facilities”). The Incremental Facilities may be an unlimited amount so long as our leverage ratio, as defined and computed pursuant to the 2016 Credit Agreement, is no greater than 4.00 to 1.00 for the period defined pursuant to the 2016 Credit Agreement.

The U.S. obligations under the 2016 Credit Agreement are guaranteed by certain of our U.S. subsidiaries. The European obligations under the 2016 Credit Agreement are guaranteed by us and certain of our U.S. subsidiaries. In addition, the European obligations are cross-guaranteed by the European Borrowers whereby each guarantees the others’ obligations.

We and our subsidiaries are subject to covenants that are contained in the 2016 Credit Agreement, including those restricting the incurrence of additional indebtedness (including guarantees of indebtedness), additional liens, mergers and consolidations, the payment of dividends, the making of certain investments, prepayments of certain debt, transactions with affiliates, agreements that restrict our non-guarantor subsidiaries from paying dividends, and dispositions of property, in each case subject to numerous conditions, exceptions and thresholds. The financial covenants are limited to a minimum interest coverage ratio and a maximum net debt coverage ratio.

As of February 28, 2017, information with respect to borrowings under the 2016 Credit Agreement is as follows:

	Revolving Credit Facility	U.S. Term A Facility (1)	U.S. Term A-1 Facility (1)	European Term A Facility (1)	European Term A-1 Facility (1)	European Term A-2 Facility (1)
(in millions)
Outstanding borrowings	$231.0	$1,169.1	$237.9	$1,316.7	$671.0	$392.8
Interest rate	2.3%	2.3%	2.5%	2.3%	2.3%	2.3%
LIBOR margin	1.5%	1.5%	1.75%	1.5%	1.5%	1.5%
Outstanding letters of credit	$16.7
Remaining borrowing capacity	$902.3

(1)	Outstanding term loan facility borrowings are net of unamortized debt issuance costs.

As of February 28, 2017, the required principal repayments of the term loans under the 2016 Credit Agreement (excluding unamortized debt issuance costs of $18.6 million) for each of the five succeeding fiscal years and thereafter are as follows:

	U.S. Term A Facility	U.S. Term A-1 Facility	European Term A Facility	European Term A-1 Facility	European Term A-2 Facility	Total
(in millions)
2018	$63.6	$2.4	$71.5	$35.0	$20.0	$192.5
2019	63.6	2.4	71.5	35.0	20.0	192.5
2020	63.6	2.4	71.5	35.0	20.0	192.5
2021	985.4	2.4	1,108.3	35.0	20.0	2,151.1
2022	—	228.7	—	533.8	315.0	1,077.5
Thereafter	—	—	—	—	—	—
	$1,176.2	$238.3	$1,322.8	$673.8	$395.0	$3,806.1

Interest rate swap contracts –
In April 2012, we transitioned our then existing interest rate swap agreement to a one-month LIBOR base rate versus the existing three-month LIBOR base rate by entering into a new interest rate swap agreement which was designated as a cash flow hedge for $500.0 million of our floating LIBOR rate debt. In addition, our existing interest rate swap agreement was dedesignated as a hedge. We also entered into an additional interest rate swap agreement for $500.0 million that was not designated as a hedge to offset the prospective impact of the newly undesignated interest rate swap agreement. As a result of these hedges, we fixed our interest rates on $500.0 million of our floating LIBOR rate debt at an average rate of 2.8% (exclusive of borrowing margins) through September 1, 2016. The losses in AOCI related to the dedesignated interest rate swap agreement have been reclassified from AOCI ratably into earnings in the same period in which the original hedged item was recorded in our results of operations.

We have entered into additional interest rate swap agreements, which are designated as cash flow hedges for $250.0 million of our floating LIBOR rate debt. As a result of these hedges, we have fixed our interest rates on $250.0 million of our floating LIBOR rate debt at an average rate of 1.1% (exclusive of borrowing margins) from September 1, 2016, through July 1, 2020.

For the years ended February 28, 2017, February 29, 2016, and February 28, 2015, we reclassified net losses of $4.0 million, $8.1 million and $8.3 million, net of income tax effect, respectively, from AOCI to interest expense.

Senior notes –
Our outstanding senior notes are as follows:

	Date of				Outstanding Balance (1)
	Issuance	Maturity	Interest Payments	Principal	February 28, 2017	February 29, 2016
(in millions)
7.25% Senior Notes (2) (3)	August 2006	September 2016	Mar/Sept	$700.0	$—	$699.0
7.25% Senior Notes (2) (3) (4)	January 2008	May 2017	May/Nov	$700.0	$699.9	$699.0
6% Senior Notes (2) (3)	April 2012	May 2022	May/Nov	$600.0	$594.9	$594.1
3.75% Senior Notes (2) (3)	May 2013	May 2021	May/Nov	$500.0	$497.4	$496.8
4.25% Senior Notes (2) (3)	May 2013	May 2023	May/Nov	$1,050.0	$1,043.4	$1,042.5
3.875% Senior Notes (2) (3)	November 2014	November 2019	May/Nov	$400.0	$396.8	$395.7
4.75% Senior Notes (2) (3)	November 2014	November 2024	May/Nov	$400.0	$395.4	$394.9
4.75% Senior Notes (2) (3)	December 2015	December 2025	June/Dec	$400.0	$394.8	$394.3
3.70% Senior Notes (2) (5)	December 2016	December 2026	June/Dec	$600.0	$594.4	$—

(1)	Amounts are net of unamortized discounts, where applicable, and debt issuance costs.

(2)
Senior unsecured obligations which rank equally in right of payment to all of our existing and future senior unsecured indebtedness. Guaranteed by certain of our U.S. subsidiaries on a senior unsecured basis.

(3)
Redeemable, in whole or in part, at our option at any time at a redemption price equal to 100% of the outstanding principal amount plus a make whole payment based on the present value of the future payments at the adjusted Treasury Rate plus 50 basis points.

(4)	Issued in exchange for notes originally issued in May 2007.

(5)
Redeemable, in whole or in part, at our option at any time prior to September 6, 2026, at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and a make-whole payment based on the present value of the future payments at the adjusted Treasury Rate plus 25 basis points. On or after September 6, 2026, redeemable, in whole or in part, at our option at any time at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest.

Indentures –
Our Indentures relating to our outstanding senior notes contain certain covenants, including, but not limited to:  (i)  a limitation on liens on certain assets, (ii)  a limitation on certain sale and leaseback transactions, and (iii)  restrictions on mergers, consolidations and the transfer of all or substantially all of our assets to another person.

Subsidiary credit facilities –
General:
We have additional credit arrangements totaling $442.8 million and $424.1 million as of February 28, 2017, and February 29, 2016, respectively. As of February 28, 2017, and February 29, 2016, amounts outstanding under these arrangements were $269.5 million and $157.1 million, respectively, the majority of which is classified as long-term as of the respective date. These arrangements primarily support the financing needs of our domestic and foreign subsidiary operations, as well as our glass production plant joint venture (see “other long-term debt” below). Interest rates and other terms of these borrowings vary from country to country, depending on local market conditions.

Canadian credit agreement:
In June 2016, through a wholly-owned indirect subsidiary of ours, we entered into a new secured Canadian credit agreement which provided for a C$275.0 million term loan facility ($214.1 million at issuance) and a C$50.0 million revolving credit facility which was undrawn at issuance (the “Canadian Credit Agreement”). In connection with the Canadian Divestiture in December 2016, our obligations associated with the Canadian Credit Agreement terminated.

Other long-term debt:
During the year ended February 28, 2017, we recorded an immaterial adjustment related to the prior period for the noncash conversion of $132.0 million from noncontrolling equity interests to long-term debt associated with our glass production plant joint venture partner, Owens-Illinois. Additionally, we had incremental borrowings from Owens-Illinois under the contractual agreement for the year ended February 28, 2017. As of February 28, 2017, amounts outstanding under the contractual agreement are included in our consolidated balance sheet in accordance with our consolidation of this VIE. These borrowings have a maturity date of December 2064 with both a fixed and variable interest rate component. The variable interest rate is based upon certain performance measures as defined in the contractual agreement. As of February 28, 2017, amounts outstanding under the contractual agreement were $183.5 million with a weighted average interest rate of 5.1%.

Debt payments –
As of February 28, 2017, the required principal repayments under long-term debt obligations (excluding unamortized debt issuance costs and unamortized discount of $51.1 million and $0.5 million, respectively) for each of the five succeeding fiscal years and thereafter are as follows:

(in millions)
2018	$911.0
2019	207.6
2020	599.7
2021	2,153.9
2022	1,577.5
Thereafter	3,233.5
$8,683.2

Accounts receivable securitization facilities –
On September 28, 2015, we entered into an amended 364-day revolving trade accounts receivable securitization facility (the “2015 CBI Facility”). Under the 2015 CBI Facility, trade accounts receivable generated by us and certain of our subsidiaries are sold by us to our wholly-owned bankruptcy remote single purpose subsidiary (the “CBI SPV”), which is consolidated by us for financial reporting purposes. Such receivables have been pledged by the CBI SPV to secure borrowings under the 2015 CBI Facility. We service the receivables for the 2015 CBI Facility. The receivable balances related to the 2015 CBI Facility are reported as accounts receivable on our balance sheets, but the receivables are at all times owned by the CBI SPV and are included on our financial statements as required by generally accepted accounting principles. On September 27, 2016, we and the CBI SPV amended the 2015 CBI Facility (as amended, the “CBI Facility”) for an additional 364-day term. Under the CBI Facility, there are two lenders, one holding 60% of the aggregate facility and the other holding 40% of the aggregate facility. Any borrowings under the CBI Facility are recorded as secured borrowings and bear interest as follows: (i)  60% of the borrowings are charged at that lender’s cost of funds plus a margin of 80 basis points and (ii)  40% of the borrowings are charged at one-month LIBOR plus a margin of 80 basis points. The CBI Facility provides borrowing capacity of $235.0 million up to $340.0 million structured to account for the seasonality of our business, subject to further limitations based upon various pre-agreed formulas.

Also, on September 28, 2015, Crown Imports, a wholly-owned indirect subsidiary of ours, entered into an amended 364-day revolving trade accounts receivable securitization facility (the “2015 Crown Facility”). Under the 2015 Crown Facility, trade accounts receivable generated by Crown Imports are sold by Crown Imports to its wholly-owned bankruptcy remote single purpose subsidiary (the “Crown SPV”), which is consolidated by us for financial reporting purposes. Such receivables have been pledged by the Crown SPV to secure borrowings under the 2015 Crown Facility. Crown Imports services the receivables for the 2015 Crown Facility. The receivable balances related to the 2015 Crown Facility are reported as accounts receivable on our balance sheets, but the receivables are at all times owned by the Crown SPV and are included on our financial statements to comply with generally accepted accounting principles. On September 27, 2016, Crown Imports and the Crown SPV amended the 2015 Crown Facility (as amended, the “Crown Facility”) for an additional 364-day term. Under the Crown Facility, there are two lenders, one holding 60% of the aggregate facility and the other holding 40% of the aggregate facility. Any borrowings under the Crown Facility are recorded as secured borrowings and bear interest as follows:

(i)  60% of the borrowings are charged at that lender’s cost of funds plus a margin of 80 basis points and (ii)  40% of the borrowings are charged at one-month LIBOR plus a margin of 80 basis points. The Crown Facility provides borrowing capacity of $120.0 million up to $210.0 million structured to account for the seasonality of Crown Imports’ business.

As of February 28, 2017, our accounts receivable securitization facilities are as follows:

	Outstanding Borrowings	Weighted Average Interest Rate	Remaining Borrowing Capacity
(in millions)
CBI Facility	$206.1	1.7%	$88.9
Crown Facility	$127.0	1.7%	$13.0

12.    INCOME TAXES:

Income before income taxes was generated as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
(in millions)
Domestic	$788.0	$599.3	$481.6
Foreign	1,305.4	901.9	698.0
	$2,093.4	$1,501.2	$1,179.6

The income tax provision consisted of the following:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
(in millions)
Current
Federal	$270.8	$126.2	$195.0
State	28.5	19.9	20.1
Foreign	126.2	43.5	49.0
Total current	425.5	189.6	264.1

Deferred
Federal	113.4	232.4	84.6
State	7.5	15.6	4.8
Foreign	7.8	3.0	(10.1)
Total deferred	128.7	251.0	79.3
Income tax provision	$554.2	$440.6	$343.4

The foreign provision (benefit) for income taxes is based on foreign pretax earnings. Earnings of foreign subsidiaries would be subject to U.S. income taxation on repatriation to the U.S. We provide for taxes that may be payable if undistributed earnings of foreign subsidiaries were to be remitted to the U.S., except for those earnings that we consider to be indefinitely reinvested.

During the third quarter of fiscal 2017, in connection with the agreement to divest the Canadian wine business and the ongoing Beer capacity expansion activities in Mexico, including the agreement to acquire the Obregon Brewery, we changed our assertion regarding our ability and intent to indefinitely reinvest undistributed earnings of certain foreign subsidiaries. Approximately $420 million of our earnings for the year ended February 28, 2017, and all future earnings for these foreign subsidiaries are expected to be indefinitely reinvested.

Our current U.S. cash flow estimates and available borrowing capacity are expected to be sufficient to meet future domestic cash needs. Because we intend to use our historical unremitted earnings generated from our existing foreign subsidiaries to continue to support our U.S. investments in the future, our intent to repatriate those historical foreign earnings remains unchanged. Therefore, we continue to provide for anticipated tax liabilities on these amounts that are expected to be repatriated.

We have not provided for incremental U.S. income taxes on the indefinitely reinvested earnings. If at some future date these earnings cease to be indefinitely reinvested and are repatriated, we may be subject to additional U.S. income and other taxes on such amounts of approximately $110 million.

Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income.

Significant components of deferred tax assets (liabilities) consist of the following:

	February 28, 2017	February 29, 2016
(in millions)
Deferred tax assets
Loss carryforwards	$144.0	$74.2
Stock-based compensation	43.2	50.1
Inventory	12.5	14.1
Derivative instruments	—	5.1
Insurance accruals	5.2	3.8
Employee benefits	2.5	2.8
Unrealized foreign exchange	—	1.3
Other accruals	28.4	39.4
Gross deferred tax assets	235.8	190.8
Valuation allowances	(134.1)	(35.7)
Deferred tax assets, net	101.7	155.1

Deferred tax liabilities
Intangible assets	(720.6)	(688.1)
Property, plant and equipment	(255.0)	(264.2)
Provision for unremitted earnings	(229.3)	(199.9)
Investments in equity method investees	(24.2)	(24.3)
Unrealized foreign exchange	(4.1)	—
Derivative instruments	(0.9)	—
Total deferred tax liabilities	(1,234.1)	(1,176.5)
Deferred tax liabilities, net	$(1,132.4)	$(1,021.4)

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some or all of the deferred tax assets will not be realized. In making this assessment, we consider the projected reversal of deferred tax liabilities and projected future taxable income. Based upon this assessment, we believe it is more likely than not that we will realize the benefits of these deductible differences, net of any valuation allowances.

As of February 28, 2017, operating loss carryforwards totaling $321.2 million are being carried forward in a number of jurisdictions where we are permitted to use tax operating losses from prior periods to reduce future taxable income. Of these operating loss carryforwards, $301.6 million will expire in fiscal 2018 through fiscal 2037 and $19.6 million of operating losses in certain jurisdictions may be carried forward indefinitely. Additionally, as of February 28, 2017, federal capital losses totaling $262.9 million are being carried forward and will expire in fiscal 2022.

We have recognized valuation allowances for operating loss carryforwards, capital loss carryforwards and other deferred tax assets when we believe it is more likely than not that these items will not be realized. The increase in our valuation allowances as of February 28, 2017, primarily relates to the recognition of a full valuation allowance for the federal capital losses generated for the year ended February 28, 2017.

A reconciliation of the total tax provision (benefit) to the amount computed by applying the statutory U.S. Federal income tax rate to income before provision for (benefit from) income taxes is as follows:

	For the Years Ended
	February 28, 2017		February 29, 2016		February 28, 2015
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income
(in millions, except % of pretax income data)
Income tax provision at statutory rate	$732.7	35.0%	$525.4	35.0%	$412.8	35.0%
State and local income taxes, net of federal income tax benefit	23.4	1.1%	23.1	1.5%	16.1	1.4%
Earnings of subsidiaries taxed at other than U.S. statutory rate	(160.4)	(7.6%)	(101.2)	(6.7%)	(75.3)	(6.4%)
Canadian Divestiture	(25.5)	(1.2%)	—	—%	—	—%
Miscellaneous items, net	(16.0)	(0.8%)	(6.7)	(0.5%)	(10.2)	(0.9%)
Income tax provision at effective rate	$554.2	26.5%	$440.6	29.3%	$343.4	29.1%

For the years ended February 28, 2017, February 29, 2016, and February 28, 2015, the state and local income taxes, net of federal income tax benefit, includes benefits resulting from adjustments to the current and deferred state effective tax rates. These benefits include the recognition of prior period income tax refunds, decreases in uncertain tax positions and adjustments to the current and deferred state effective tax rates. The effect of earnings of foreign subsidiaries includes the difference between the U.S. statutory rate and local jurisdiction tax rates, as well as the provision for incremental U.S. taxes on unremitted earnings of certain foreign subsidiaries offset by foreign tax credits and other foreign adjustments.

The liability for income taxes associated with uncertain tax positions, excluding interest and penalties, and a reconciliation of the beginning and ending unrecognized tax benefit liabilities is as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
(in millions)
Balance as of March 1	$30.4	$85.5	$101.5
Increases as a result of tax positions taken during a prior period	—	0.1	0.1
Decreases as a result of tax positions taken during a prior period	(11.5)	(1.2)	(4.0)
Increases as a result of tax positions taken during the current period	21.3	3.7	7.7
Decreases related to settlements with tax authorities	—	(54.7)	(13.9)
Decreases related to lapse of applicable statute of limitations	(0.7)	(3.0)	(5.9)
Balance as of last day of February	$39.5	$30.4	$85.5

As of February 28, 2017, and February 29, 2016, we had $42.7 million and $32.3 million, respectively, of non-current unrecognized tax benefit liabilities, including interest and penalties, recorded on our balance sheets. These liabilities are recorded as non-current as payment of cash is not anticipated within one year of the balance sheet date.

As of February 28, 2017, and February 29, 2016, we had $39.5 million and $30.4 million, respectively, of unrecognized tax benefit liabilities that, if recognized, would decrease the effective tax rate.

We file U.S. Federal income tax returns and various state, local and foreign income tax returns. Major tax jurisdictions where we are subject to examination by tax authorities include Canada, Luxembourg, Mexico, New Zealand and the U.S. Various U.S. Federal, state and foreign income tax examinations are currently in progress. It is reasonably possible that the liability associated with our unrecognized tax benefit liabilities will increase or decrease within the next twelve months as a result of these examinations or the expiration of statutes of limitation. As of February 28, 2017, we estimate that unrecognized tax benefit liabilities could change by a range of $1 million to $20 million. With few exceptions, we are no longer subject to U.S. Federal, state, local or foreign income tax examinations for fiscal years prior to February 28, 2009.

We provide for additional tax expense based on probable outcomes of ongoing tax examinations and assessments in various jurisdictions. While it is often difficult to predict the outcome or the timing of resolution of any tax matter, we believe the reserves reflect the probable outcome of known tax contingencies. Unfavorable settlement of any particular issue would require the use of cash. Favorable resolution would be recognized as a reduction to the effective tax rate in the year of resolution.

The Internal Revenue Service (“IRS”) concluded its examination of our fiscal years ended February 28, 2010, and February 28, 2011. We received a Revenue Agent’s Report (“RAR”) from the IRS proposing tax assessments for those years. We disagree with certain assessments in this report and are continuing to address these matters through the IRS Appeals process. We believe that our position will be successfully sustained. For other items that were effectively settled, we reduced our liability for uncertain tax positions and recorded a tax benefit of $31.9 million for the year ended February 29, 2016. In addition, during the year ended February 29, 2016, various U.S. state and international examinations were finalized. In total, tax benefits of $51.0 million were recorded for the year ended February 29, 2016, related to the resolution of certain tax positions in connection with those examinations and the expiration of statutes of limitation.

13.    COMMITMENTS AND CONTINGENCIES:

Operating leases –
The minimum lease payments for our operating leases are recognized on a straight-line basis over the minimum lease term. Step rent provisions, escalation clauses, capital improvement funding and other lease concessions, when present in our leases, are taken into account in computing the minimum lease payments.

Future payments under noncancelable operating leases having initial or remaining terms of one year or more are as follows for each of the five succeeding fiscal years and thereafter:

(in millions)
2018	$41.6
2019	46.8
2020	45.2
2021	43.2
2022	35.4
Thereafter	285.5
$497.7

Rental expense was $59.2 million, $56.1 million and $58.9 million for the years ended February 28, 2017, February 29, 2016, and February 28, 2015, respectively.

Purchase commitments and contingencies –
We have entered into various long-term contracts in the normal course of business for the purchase of (i)  certain inventory components, (ii)  property, plant and equipment and related contractor and manufacturing services, (iii)  processing and warehousing services and (iv)  certain energy requirements. As of February 28, 2017, the estimated aggregate minimum purchase obligations under these contracts are as follows:

	Type	Length of Commitment	Amount
(in millions)
Raw materials and supplies (1)	Packaging, grapes and other raw materials	through December 2029	$5,508.1
In-process inventories	Bulk wine	through February 2022	57.6
Capital expenditures (2)	Property, plant and equipment, and contractor and manufacturing services	through February 2020	610.1
Other	Processing and warehousing services, energy contracts	through May 2029	267.6
			$6,443.4

(1)
Grape purchase contracts require the purchase of grape production yielded from a specified number of acres. The actual tonnage and price of grapes that we must purchase will vary each year depending on certain factors, including weather, time of harvest, overall market conditions and the agricultural practices and location of the growers and suppliers under contract.

(2)
Consists of purchase commitments entered into primarily in connection with the construction of a brewery located in Mexicali, Baja California, Mexico, and the expansion projects for the Nava Brewery and the adjacent glass production plant.

Indemnification liabilities –
In connection with a prior divestiture as well as with the Canadian Divestiture, we have indemnified respective parties against certain liabilities that may arise, including those related to certain income tax matters, certain contracts with certain investees of one of the divested businesses and a certain facility in the U.K. During the year ended February 28, 2015, we were released from one of our guarantees, resulting in a gain of $7.5 million. This gain is included in selling, general and administrative expenses. As of February 28, 2017, and February 29, 2016, the carrying amount of these indemnification liabilities was $9.6 million and $3.7 million, respectively, and is included in other liabilities. If the indemnified party were to incur a liability, pursuant to the terms of the indemnification, we would be required to reimburse the indemnified party. As of February 28, 2017, we estimate that these indemnifications could require us to make potential future payments of up to $81.2 million under these indemnifications with $57.6 million of this amount able to be recovered by us from third parties under recourse provisions. We do not expect to be required to make material payments under the indemnifications and we believe that the likelihood is remote that the indemnifications could have a material adverse effect on our financial position, results of operations, cash flows or liquidity.

Legal matters –
In the course of our business, we are subject to litigation from time to time. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management, such liability will not have a material adverse effect on our financial condition, results of operations or cash flows.

14.    STOCKHOLDERS’ EQUITY:

Common stock –
We have two classes of common stock with a material number of shares outstanding:  Class A Common Stock and Class B Convertible Common Stock. Class B Convertible Common Stock shares are convertible into shares of Class A Common Stock on a one-to-one basis at any time at the option of the holder. Holders of Class B Convertible Common Stock are entitled to ten votes per share. Holders of Class A Common Stock are entitled to one vote per share and a cash dividend premium. If we pay a cash dividend on Class B Convertible Common Stock, each share of Class A Common Stock will receive an amount at least ten percent greater than the amount of the cash dividend per share paid on Class B Convertible Common Stock. In addition, the Board of Directors may declare and pay a dividend on Class A Common Stock without paying any dividend on Class B Convertible Common

Stock. However, our senior credit facility limits the cash dividends that we can pay on our common stock to a fixed amount per quarter but the fixed amount may be exceeded subject to various conditions set forth in the senior credit facility.

In addition, we have a class of common stock with an immaterial number of shares outstanding:  Class 1 Common Stock. Shares of Class 1 Common Stock generally have no voting rights. Class 1 Common Stock shares are convertible into shares of Class A Common Stock on a one-to-one basis at any time at the option of the holder, provided that the holder immediately sells the Class A Common Stock acquired upon conversion. Because shares of Class 1 Common Stock are convertible into shares of Class A Common Stock, for each share of Class 1 Common Stock issued, we must reserve one share of Class A Common Stock for issuance upon the conversion of the share of Class 1 Common Stock. Holders of Class 1 Common Stock do not have any preference as to dividends, but may participate in any dividend if and when declared by the Board of Directors. If we pay a cash dividend on Class 1 Common Stock, each share of Class A Common Stock will receive an amount at least ten percent greater than the amount of cash dividend per share paid on Class 1 Common Stock. In addition, the Board of Directors may declare and pay a dividend on Class A Common Stock without paying a dividend on Class 1 Common Stock. The cash dividends declared and paid on Class B Convertible Common Stock and Class 1 Common Stock must always be the same.

The number of shares of common stock issued and treasury stock, and associated share activity, are as follows:

	Common Stock			Treasury Stock
	Class A	Class B	Class 1	Class A	Class B
Balance at February 28, 2014	248,264,944	28,436,565	—	80,225,575	5,005,800
Conversion of shares	46,957	(46,957)	—	—	—
Exercise of stock options	2,527,458	—	—	—	—
Employee stock purchases	—	—	—	(117,301)	—
Grant of restricted stock awards	—	—	—	(6,424)	—
Vesting of restricted stock units (1)	—	—	—	(140,396)	—
Vesting of performance share units (2)	—	—	—	(288,021)	—
Cancellation of restricted shares	—	—	—	8,426	—
Balance at February 28, 2015	250,839,359	28,389,608	—	79,681,859	5,005,800
Share repurchases	—	—	—	246,143	—
Conversion of shares	31,079	(31,079)	—	—	—
Exercise of stock options	4,687,588	—	2,000	—	—
Employee stock purchases	—	—	—	(89,155)	—
Grant of restricted stock awards	—	—	—	(4,984)	—
Vesting of restricted stock units (1)	—	—	—	(157,052)	—
Vesting of performance share units (2)	—	—	—	(223,044)	—
Cancellation of restricted shares	—	—	—	244	—
Balance at February 29, 2016	255,558,026	28,358,529	2,000	79,454,011	5,005,800
Share repurchases	—	—	—	7,407,051	—
Conversion of shares	2	(2)	—	—	—
Exercise of stock options	1,948,156	—	80	—	—
Employee stock purchases	—	—	—	(77,671)	—
Grant of restricted stock awards	—	—	—	(4,088)	—
Vesting of restricted stock units (1)	—	—	—	(325,773)	—
Vesting of performance share units (2)	—	—	—	(190,559)	—
Balance at February 28, 2017	257,506,184	28,358,527	2,080	86,262,971	5,005,800

(1)
Net of 241,870 shares, 112,851 shares and 101,499 shares withheld for the years ended February 28, 2017, February 29, 2016, and February 28, 2015, respectively, to satisfy tax withholding requirements.

(2)
Net of 168,811 shares, 216,396 shares and 248,499 shares withheld for the years ended February 28, 2017, February 29, 2016, and February 28, 2015, respectively, to satisfy tax withholding requirements.

Stock repurchases –
In April 2012, our Board of Directors authorized the repurchase of up to $1.0 billion of our Class A Common Stock and Class B Convertible Common Stock (the “2013 Authorization”), which was fully utilized during the year ended February 28, 2017. Shares repurchased under the 2013 Authorization have become treasury shares.

Additionally, in November 2016, our Board of Directors authorized the repurchase of up to $1.0 billion of our Class A Common Stock and Class B Convertible Common Stock (the “2017 Authorization”). The Board of Directors did not specify a date upon which this authorization would expire. Shares repurchased under the 2017 Authorization have become treasury shares.

For the year ended February 28, 2017, we repurchased 4,400,504 shares of Class A Common Stock pursuant to the 2013 Authorization at an aggregate cost of $669.6 million and 3,006,547 shares of Class A Common Stock pursuant to the 2017 Authorization at an aggregate cost of $453.1 million through open market transactions.

As of February 28, 2017, total shares repurchased under these authorizations are as follows:

		Class A Common Shares
	Repurchase Authorization	Dollar Value of Shares Repurchased	Number of Shares Repurchased
(in millions, except share data)
2013 Authorization	$1,000.0	$1,000.0	18,670,632
2017 Authorization	$1,000.0	$453.1	3,006,547

Common stock dividends –
In April 2017, our Board of Directors declared a quarterly cash dividend of $0.52 per share of Class A Common Stock, $0.47 per share of Class B Convertible Common Stock and $0.47 per share of Class 1 Common Stock payable in the first quarter of fiscal 2018.

15.    STOCK-BASED EMPLOYEE COMPENSATION:

We have two stock-based employee compensation plans (as further discussed below). Total compensation cost and income tax benefits recognized for our stock-based awards are as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
(in millions)
Total compensation cost recognized in our results of operations	$56.1	$54.0	$55.0
Total income tax benefit recognized in our results of operations	$18.5	$17.8	$18.7

Long-term stock incentive plan –
Under our Long-Term Stock Incentive Plan, nonqualified stock options, restricted stock, restricted stock units, performance share units and other stock-based awards may be granted to our employees, officers and directors. The aggregate number of shares of our Class A Common Stock and Class 1 Common Stock available for awards under our Long-Term Stock Incentive Plan is 108,000,000 shares.

The exercise price, vesting period and term of nonqualified stock options granted are established by the committee administering the plan (the “Committee”). The exercise price of any nonqualified stock option may not be less than the fair market value of our Class A Common Stock on the date of grant. Nonqualified stock options generally vest and become exercisable over a four-year period from the date of grant and expire as established by the Committee, but not later than ten years after the grant date.

Grants of restricted stock, restricted stock units, performance share units and other stock-based awards may contain such vesting periods, terms, conditions and other requirements as the Committee may establish. Restricted stock and restricted stock unit awards are based on service and generally vest over one to four years from the date of grant. Performance share unit awards are based on service and the satisfaction of certain performance conditions, and vest over a required employee service period, generally from one to three years from the date of grant, which closely matches the performance period. The performance conditions include the achievement of specified financial or operational performance metrics, or market conditions which require the achievement of specified levels of shareholder return relative to other companies as defined in the applicable performance share unit agreement. The actual number of shares to be awarded upon vesting of a performance share unit award will range between 0% and 200% of the target award, based upon the measure of performance as certified by the Committee.

A summary of stock option activity, primarily under our Long-Term Stock Incentive Plan, is as follows:

	For the Years Ended
	February 28, 2017		February 29, 2016		February 28, 2015
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding as of March 1	9,541,393	$34.03	13,613,615	$25.46	15,314,074	$21.82
Granted	648,147	$157.01	838,996	$117.17	881,584	$79.86
Exercised	(1,948,236)	$25.79	(4,689,588)	$22.25	(2,527,458)	$22.02
Forfeited	(170,711)	$109.23	(220,433)	$71.75	(52,779)	$42.79
Expired	(338)	$31.92	(1,197)	$21.02	(1,806)	$19.55
Outstanding as of last day of February	8,070,255	$44.31	9,541,393	$34.03	13,613,615	$25.46
Exercisable	6,456,382	$26.66	7,348,309	$21.37	10,499,030	$19.45

As of February 28, 2017, the aggregate intrinsic value of our options outstanding and exercisable was $924.1 million and $853.3 million, respectively. In addition, the weighted average remaining contractual life for our options outstanding and exercisable was 4.7 years and 3.8 years, respectively.

The fair value of stock options vested, and the intrinsic value of and tax benefit realized from the exercise of stock options, are as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
(in millions)
Fair value of stock options vested	$20.3	$20.1	$19.6
Intrinsic value of stock options exercised	$260.4	$514.9	$185.8
Tax benefit realized from stock options exercised	$106.0	$193.5	$62.2

The weighted average grant-date fair value of stock options granted and the weighted average assumptions used to estimate the fair value on the date of grant using the Black-Scholes option-pricing model are as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Grant-date fair value	$40.09	$31.14	$27.77
Expected life (1)	5.9 years	5.9 years	5.9 years
Expected volatility (2)	27.1%	28.5%	32.4%
Risk-free interest rate (3)	1.6%	1.6%	2.1%
Expected dividend yield (4)	1.0%	1.1%	0.0%

(1)	Based on historical experience of employees’ exercise behavior for similar type awards.

(2)	Based primarily on historical volatility levels of our Class A Common Stock.

(3)	Based on the implied yield currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life.

(4)	Based on the calculated yield on our Class A Common Stock at date of grant using the current fiscal year projected annualized dividend distribution rate.

A summary of restricted Class A Common Stock activity under our Long-Term Stock Incentive Plan is as follows:

	For the Years Ended
	February 28, 2017		February 29, 2016		February 28, 2015
	Number	Weighted Average Grant-Date Fair Value	Number	Weighted Average Grant-Date Fair Value	Number	Weighted Average Grant-Date Fair Value
Restricted Stock Awards
Outstanding balance as of March 1, Nonvested	4,984	$119.37	117,054	$25.15	408,744	$20.18
Granted	4,088	$166.34	4,984	$119.37	6,424	$87.13
Vested	(4,984)	$119.37	(116,810)	$25.16	(289,688)	$20.90
Forfeited	—	$—	(244)	$20.60	(8,426)	$20.43
Outstanding balance as of last day of February, Nonvested	4,088	$166.34	4,984	$119.37	117,054	$25.15

Restricted Stock Units
Outstanding balance as of March 1, Nonvested	917,009	$70.23	1,063,726	$51.16	1,104,580	$39.87
Granted	174,187	$156.74	230,742	$122.60	250,923	$80.72
Vested	(567,643)	$54.29	(269,903)	$44.48	(241,895)	$32.34
Forfeited	(67,854)	$108.56	(107,556)	$58.65	(49,882)	$41.05
Outstanding balance as of last day of February, Nonvested	455,699	$117.44	917,009	$70.23	1,063,726	$51.16

	For the Years Ended
	February 28, 2017		February 29, 2016		February 28, 2015
	Number	Weighted Average Grant-Date Fair Value	Number	Weighted Average Grant-Date Fair Value	Number	Weighted Average Grant-Date Fair Value
Performance Share Units
Outstanding balance as of March 1, Nonvested	501,261	$92.41	617,684	$58.21	798,600	$39.67
Granted	75,765	$190.33	155,671	$146.25	108,290	$99.64
Performance achievement (1)	105,330	$66.50	219,720	$38.47	268,260	$21.65
Vested	(359,370)	$60.50	(439,440)	$38.47	(536,520)	$21.65
Forfeited	(72,653)	$144.26	(52,374)	$75.42	(20,946)	$47.21
Outstanding balance as of last day of February, Nonvested	250,333	$141.91	501,261	$92.41	617,684	$58.21

(1)	Reflects the number of awards achieved above target levels based on actual performance measured at the end of the performance period.

The fair value of shares vested for our restricted Class A Common Stock awards is as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
(in millions)
Restricted stock awards	$0.8	$13.7	$23.6
Restricted stock units	$89.4	$31.7	$19.7
Performance share units	$57.2	$51.5	$43.6

The weighted average grant-date fair value of performance share units granted with a market condition and the weighted average assumptions used to estimate the fair value on the date of grant using the Monte Carlo Simulation model are as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Grant-date fair value	$204.53	$153.64	$101.05
Grant-date price	$157.33	$117.08	$79.61
Performance period	2.8 years	3.0 years	3.0 years
Expected volatility (1)	20.6%	33.5%	38.2%
Risk-free interest rate (2)	1.0%	0.9%	0.8%
Expected dividend yield (3)	0.0%	0.0%	0.0%

(1)	Based primarily on historical volatility levels of our Class A Common Stock.

(2)	Based on the implied yield currently available on U.S. Treasury zero coupon issues with a remaining term equal to the performance period.

(3)	No expected dividend yield for the years ended February 28, 2017, and February 29, 2016, as units granted earn dividend equivalents.

Employee stock purchase plan –
We have a stock purchase plan (the “Employee Stock Purchase Plan”) under which 9,000,000 shares of Class A Common Stock may be issued. Under the terms of the plan, eligible employees may purchase shares of our Class A Common Stock through payroll deductions. The purchase price is the lower of 85% of the fair market value of the stock on the first or last day of the purchase period. For the years ended February 28, 2017, February 29,

2016, and February 28, 2015, employees purchased 77,671 shares, 89,155 shares and 117,301 shares, respectively, under this plan.

Other –
As of February 28, 2017, there was $76.2 million of total unrecognized compensation cost related to nonvested stock-based compensation arrangements granted under our stock-based employee compensation plans. This cost is expected to be recognized in our results of operations over a weighted-average period of 2.2 years. With respect to the issuance of shares under any of our stock-based compensation plans, we have the option to issue authorized but unissued shares or treasury shares.

16.    NET INCOME PER COMMON SHARE ATTRIBUTABLE TO CBI:

The computation of basic and diluted net income per common share is as follows:

	For the Years Ended
	February 28, 2017		February 29, 2016		February 28, 2015
	Common Stock		Common Stock		Common Stock
	Class A	Class B	Class A	Class B	Class A	Class B
(in millions, except per share data)
Net income attributable to CBI allocated – basic	$1,370.1	$165.0	$940.0	$114.9	$745.6	$93.7
Conversion of Class B common shares into Class A common shares	165.0	—	114.9	—	93.7	—
Effect of stock-based awards on allocated net income	—	(3.1)	—	(3.1)	—	(4.0)
Net income attributable to CBI allocated – diluted	$1,535.1	$161.9	$1,054.9	$111.8	$839.3	$89.7

Weighted average common shares outstanding – basic	175.934	23.353	173.383	23.363	169.325	23.397
Conversion of Class B common shares into Class A common shares	23.353	—	23.363	—	23.397	—
Stock-based awards, primarily stock options	4.812	—	7.075	—	8.502	—
Weighted average common shares outstanding – diluted	204.099	23.353	203.821	23.363	201.224	23.397

Net income per common share attributable to CBI – basic	$7.79	$7.07	$5.42	$4.92	$4.40	$4.00
Net income per common share attributable to CBI – diluted	$7.52	$6.93	$5.18	$4.79	$4.17	$3.83

17.    ACCUMULATED OTHER COMPREHENSIVE LOSS:

Other comprehensive loss attributable to CBI includes the following components:

	Before Tax Amount	Tax (Expense) Benefit	Net of Tax Amount
(in millions)
For the Year Ended February 28, 2015
Other comprehensive loss attributable to CBI:
Foreign currency translation adjustments:
Net losses	$(203.3)	$13.6	$(189.7)
Reclassification adjustments	—	—	—
Net loss recognized in other comprehensive loss	(203.3)	13.6	(189.7)
Unrealized loss on cash flow hedges:
Net derivative losses	(33.6)	9.6	(24.0)
Reclassification adjustments	6.8	(3.0)	3.8
Net loss recognized in other comprehensive loss	(26.8)	6.6	(20.2)
Unrealized loss on AFS debt securities:
Net AFS debt securities losses	(1.0)	—	(1.0)
Reclassification adjustments	—	—	—
Net loss recognized in other comprehensive loss	(1.0)	—	(1.0)
Pension/postretirement adjustments:
Net actuarial losses	(8.1)	2.1	(6.0)
Reclassification adjustments	—	—	—
Net loss recognized in other comprehensive loss	(8.1)	2.1	(6.0)
Other comprehensive loss attributable to CBI	$(239.2)	$22.3	$(216.9)

For the Year Ended February 29, 2016
Other comprehensive income (loss) attributable to CBI:
Foreign currency translation adjustments:
Net losses	$(310.7)	$6.3	$(304.4)
Reclassification adjustments	—	—	—
Net loss recognized in other comprehensive loss	(310.7)	6.3	(304.4)
Unrealized loss on cash flow hedges:
Net derivative losses	(59.8)	16.5	(43.3)
Reclassification adjustments	37.3	(11.0)	26.3
Net loss recognized in other comprehensive loss	(22.5)	5.5	(17.0)
Unrealized loss on AFS debt securities:
Net AFS debt securities losses	(0.4)	—	(0.4)
Reclassification adjustments	0.1	—	0.1
Net loss recognized in other comprehensive loss	(0.3)	—	(0.3)
Pension/postretirement adjustments:
Net actuarial losses	(0.1)	—	(0.1)
Reclassification adjustments	0.5	(0.3)	0.2
Net gain recognized in other comprehensive loss	0.4	(0.3)	0.1
Other comprehensive loss attributable to CBI	$(333.1)	$11.5	$(321.6)

	Before Tax Amount	Tax (Expense) Benefit	Net of Tax Amount
(in millions)
For the Year Ended February 28, 2017
Other comprehensive income attributable to CBI:
Foreign currency translation adjustments:
Net losses	$(78.3)	$(0.7)	$(79.0)
Reclassification adjustments	111.5	—	111.5
Net gain recognized in other comprehensive income	33.2	(0.7)	32.5
Unrealized loss on cash flow hedges:
Net derivative losses	(34.7)	11.7	(23.0)
Reclassification adjustments	45.2	(14.1)	31.1
Net gain recognized in other comprehensive income	10.5	(2.4)	8.1
Unrealized gain on AFS debt securities:
Net AFS debt securities gains	0.4	0.1	0.5
Reclassification adjustments	—	—	—
Net gain recognized in other comprehensive income	0.4	0.1	0.5
Pension/postretirement adjustments:
Net actuarial gains	0.3	(0.1)	0.2
Reclassification adjustments	11.5	(0.1)	11.4
Net gain recognized in other comprehensive income	11.8	(0.2)	11.6
Other comprehensive income attributable to CBI	$55.9	$(3.2)	$52.7

Accumulated other comprehensive loss, net of income tax effect, includes the following components:

	Foreign Currency Translation Adjustments	Net Unrealized Losses on Derivative Instruments	Net Unrealized Gains (Losses) on AFS Debt Securities	Pension/ Postretirement Adjustments	Accumulated Other Comprehensive Loss
(in millions)
Balance, February 29, 2016	$(390.5)	$(46.1)	$(2.8)	$(13.1)	$(452.5)
Other comprehensive income:
Other comprehensive income (loss) before reclassification adjustments	(79.0)	(23.0)	0.5	0.2	(101.3)
Amounts reclassified from accumulated other comprehensive income	111.5	31.1	—	11.4	154.0
Other comprehensive income	32.5	8.1	0.5	11.6	52.7
Balance, February 28, 2017	$(358.0)	$(38.0)	$(2.3)	$(1.5)	$(399.8)

18.    SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK:

Net sales to our five largest customers represented 32.6%, 31.7% and 33.7% of our net sales for the years ended February 28, 2017, February 29, 2016, and February 28, 2015, respectively. Net sales to our five largest customers are expected to continue to represent a significant portion of our revenues. Net sales to an individual customer which amount to 10% or more of our net sales, and the associated amounts receivable from this customer as a percentage of our accounts receivable, are as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
Southern Glazer’s Wine and Spirits
Net sales	14.1%	13.4%	15.4%
Accounts receivable	32.1%	32.0%	24.4%

Net sales for the above customer are primarily reported within the Wine and Spirits segment. Our arrangements with certain of our customers may, generally, be terminated by either party with prior notice. The majority of our accounts receivable balance is generated from sales to independent distributors with whom we have a predetermined collection date arranged through electronic funds transfer. We perform ongoing credit evaluations of our customers’ financial position, and management is of the opinion that any risk of significant loss is reduced due to the diversity of our customers and geographic sales area.

19.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION:

Subsequent to February 28, 2017, certain subsidiaries of the Company which were previously included as Subsidiary Guarantors (as defined below) became Subsidiary Nonguarantors (as defined below) under the Company’s existing indentures. The following information sets forth the condensed consolidating balance sheets as of February 28, 2017, and February 29, 2016, the condensed consolidating statements of comprehensive income for the years ended February 28, 2017, February 29, 2016, and February 28, 2015, and the condensed consolidating statements of cash flows for the years ended February 28, 2017, February 29, 2016, and February 28, 2015, for the parent company, our combined subsidiaries which guarantee our senior notes (“Subsidiary Guarantors”), our combined subsidiaries which are not Subsidiary Guarantors (primarily foreign subsidiaries) (“Subsidiary Nonguarantors”) and the Company, as if the new Subsidiary Nonguarantors had been in place as of and for all periods presented. The Subsidiary Guarantors are 100% owned, directly or indirectly, by the parent company and the guarantees are joint and several obligations of each of the Subsidiary Guarantors. The guarantees are full and unconditional, as those terms are used in Rule 3-10 of Regulation S-X, except that a Subsidiary Guarantor can be automatically released and relieved of its obligations under certain customary circumstances contained in the indentures governing our senior notes. These customary circumstances include, so long as other applicable provisions of the indentures are adhered to, the termination or release of a Subsidiary Guarantor’s guarantee of other indebtedness or upon the legal defeasance or covenant defeasance or satisfaction and discharge of our senior notes. Separate financial statements for our Subsidiary Guarantors are not presented because we have determined that such financial statements would not be material to investors. The accounting policies of the parent company, the Subsidiary Guarantors and the Subsidiary Nonguarantors are the same as those described for the Company in the Summary of Significant Accounting Policies in Note 1. There are no restrictions on the ability of the Subsidiary Guarantors to transfer funds to us in the form of cash dividends, loans or advances.

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in millions)
Condensed Consolidating Balance Sheet at February 28, 2017
Current assets:
Cash and cash equivalents	$9.6	$5.3	$162.5	$—	$177.4
Accounts receivable	2.4	18.1	716.5	—	737.0
Inventories	162.3	1,456.6	502.8	(166.6)	1,955.1
Intercompany receivable	21,894.2	30,298.2	14,985.4	(67,177.8)	—
Prepaid expenses and other	40.4	69.1	235.2	15.8	360.5
Total current assets	22,108.9	31,847.3	16,602.4	(67,328.6)	3,230.0
Property, plant and equipment	69.5	680.1	3,183.2	—	3,932.8
Investments in subsidiaries	16,965.2	267.2	5,370.3	(22,602.7)	—
Goodwill	—	6,185.5	1,735.0	—	7,920.5
Intangible assets	—	810.2	2,567.5	—	3,377.7
Intercompany notes receivable	5,074.5	2,155.5	—	(7,230.0)	—
Other assets	17.9	4.5	119.0	—	141.4
Total assets	$44,236.0	$41,950.3	$29,577.4	$(97,161.3)	$18,602.4

Current liabilities:
Notes payable to banks	$231.0	$—	$375.5	$—	$606.5
Current maturities of long-term debt	767.9	16.2	126.8	—	910.9
Accounts payable	47.6	57.5	454.7	—	559.8
Accrued excise taxes	17.8	26.0	0.8	—	44.6
Intercompany payable	30,722.8	23,203.3	13,251.7	(67,177.8)	—
Other accrued expenses and liabilities	252.4	177.5	174.8	(28.9)	575.8
Total current liabilities	32,039.5	23,480.5	14,384.3	(67,206.7)	2,697.6
Long-term debt, less current maturities	5,260.2	11.8	2,448.7	—	7,720.7
Deferred income taxes	13.3	698.0	422.3	—	1,133.6
Intercompany notes payable	—	4,639.4	2,590.6	(7,230.0)	—
Other liabilities	31.8	8.9	125.0	—	165.7
Total liabilities	37,344.8	28,838.6	19,970.9	(74,436.7)	11,717.6
Total CBI stockholders’ equity	6,891.2	13,111.7	9,612.9	(22,724.6)	6,891.2
Noncontrolling interests	—	—	(6.4)	—	(6.4)
Total stockholders’ equity	6,891.2	13,111.7	9,606.5	(22,724.6)	6,884.8
Total liabilities and stockholders’ equity	$44,236.0	$41,950.3	$29,577.4	$(97,161.3)	$18,602.4

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in millions)
Condensed Consolidating Balance Sheet at February 29, 2016
Current assets:
Cash and cash equivalents	$6.0	$3.6	$73.5	$—	$83.1
Accounts receivable	0.4	21.8	710.3	—	732.5
Inventories	151.6	1,345.8	481.5	(127.3)	1,851.6
Intercompany receivable	16,759.0	24,420.0	11,756.2	(52,935.2)	—
Prepaid expenses and other	29.6	57.1	347.0	(123.3)	310.4
Total current assets	16,946.6	25,848.3	13,368.5	(53,185.8)	2,977.6
Property, plant and equipment	63.2	636.0	2,634.2	—	3,333.4
Investments in subsidiaries	16,384.0	202.3	4,986.1	(21,572.4)	—
Goodwill	—	6,184.2	954.4	—	7,138.6
Intangible assets	—	863.3	2,538.4	2.1	3,403.8
Intercompany notes receivable	4,705.9	2,067.7	—	(6,773.6)	—
Other assets	20.0	3.6	88.0	—	111.6
Total assets	$38,119.7	$35,805.4	$24,569.6	$(81,529.7)	$16,965.0

Current liabilities:
Notes payable to banks	$—	$—	$408.3	$—	$408.3
Current maturities of long-term debt	765.6	18.0	73.1	—	856.7
Accounts payable	37.7	45.6	346.0	—	429.3
Accrued excise taxes	14.7	14.7	4.2	—	33.6
Intercompany payable	24,929.8	17,889.6	10,115.8	(52,935.2)	—
Other accrued expenses and liabilities	349.1	186.3	173.5	(164.5)	544.4
Total current liabilities	26,096.9	18,154.2	11,120.9	(53,099.7)	2,272.3
Long-term debt, less current maturities	5,421.4	15.6	1,379.2	—	6,816.2
Deferred income taxes	11.9	615.7	394.6	—	1,022.2
Intercompany notes payable	—	4,619.8	2,153.8	(6,773.6)	—
Other liabilities	29.9	16.8	115.8	—	162.5
Total liabilities	31,560.1	23,422.1	15,164.3	(59,873.3)	10,273.2
Total CBI stockholders’ equity	6,559.6	12,383.3	9,273.1	(21,656.4)	6,559.6
Noncontrolling interests	—	—	132.2	—	132.2
Total stockholders’ equity	6,559.6	12,383.3	9,405.3	(21,656.4)	6,691.8
Total liabilities and stockholders’ equity	$38,119.7	$35,805.4	$24,569.6	$(81,529.7)	$16,965.0

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in millions)
Condensed Consolidating Statement of Comprehensive Income for the Year Ended February 28, 2017
Sales	$2,832.6	$6,254.4	$3,535.1	$(4,560.5)	$8,061.6
Less – excise taxes	(351.9)	(320.8)	(57.4)	—	(730.1)
Net sales	2,480.7	5,933.6	3,477.7	(4,560.5)	7,331.5
Cost of product sold	(1,974.5)	(4,373.8)	(1,949.9)	4,496.1	(3,802.1)
Gross profit	506.2	1,559.8	1,527.8	(64.4)	3,529.4
Selling, general and administrative expenses	(417.2)	(707.5)	(290.5)	22.8	(1,392.4)
Gain on sale of business	(23.4)	(4.3)	290.1	—	262.4
Operating income	65.6	848.0	1,527.4	(41.6)	2,399.4
Equity in earnings (losses) of equity method investees and subsidiaries	1,657.4	(31.1)	411.7	(2,010.7)	27.3
Interest income	0.4	—	1.4	—	1.8
Intercompany interest income	227.1	402.7	3.6	(633.4)	—
Interest expense	(280.0)	(1.5)	(53.6)	—	(335.1)
Intercompany interest expense	(311.1)	(197.4)	(124.9)	633.4	—
Income before income taxes	1,359.4	1,020.7	1,765.6	(2,052.3)	2,093.4
(Provision for) benefit from income taxes	175.7	(385.8)	(347.6)	3.5	(554.2)
Net income	1,535.1	634.9	1,418.0	(2,048.8)	1,539.2
Net income attributable to noncontrolling interests	—	—	(4.1)	—	(4.1)
Net income attributable to CBI	$1,535.1	$634.9	$1,413.9	$(2,048.8)	$1,535.1

Comprehensive income attributable to CBI	$1,587.8	$634.8	$1,436.3	$(2,071.1)	$1,587.8

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in millions)
Condensed Consolidating Statement of Comprehensive Income for the Year Ended February 29, 2016
Sales	$2,522.8	$5,491.3	$3,138.7	$(3,929.0)	$7,223.8
Less – excise taxes	(332.6)	(280.9)	(61.9)	—	(675.4)
Net sales	2,190.2	5,210.4	3,076.8	(3,929.0)	6,548.4
Cost of product sold	(1,759.6)	(3,835.4)	(1,894.6)	3,883.5	(3,606.1)
Gross profit	430.6	1,375.0	1,182.2	(45.5)	2,942.3
Selling, general and administrative expenses	(378.4)	(595.1)	(224.5)	20.8	(1,177.2)
Operating income	52.2	779.9	957.7	(24.7)	1,765.1
Equity in earnings (losses) of equity method investees and subsidiaries	1,224.2	(30.5)	373.0	(1,540.1)	26.6
Dividend income	—	—	24.5	—	24.5
Interest income	0.2	—	0.6	—	0.8
Intercompany interest income	191.4	354.3	3.4	(549.1)	—
Interest expense	(290.1)	(1.2)	(23.4)	—	(314.7)
Intercompany interest expense	(267.4)	(173.7)	(108.0)	549.1	—
Loss on write-off of debt issuance costs	(0.4)	—	(0.7)	—	(1.1)
Income before income taxes	910.1	928.8	1,227.1	(1,564.8)	1,501.2
(Provision for) benefit from income taxes	144.8	(351.4)	(242.3)	8.3	(440.6)
Net income	1,054.9	577.4	984.8	(1,556.5)	1,060.6
Net income attributable to noncontrolling interests	—	—	(5.7)	—	(5.7)
Net income attributable to CBI	$1,054.9	$577.4	$979.1	$(1,556.5)	$1,054.9

Comprehensive income attributable to CBI	$733.3	$575.7	$651.8	$(1,227.5)	$733.3

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in millions)
Condensed Consolidating Statement of Comprehensive Income for the Year Ended February 28, 2015
Sales	$2,406.4	$4,936.9	$3,107.3	$(3,778.5)	$6,672.1
Less – excise taxes	(324.8)	(251.4)	(67.9)	—	(644.1)
Net sales	2,081.6	4,685.5	3,039.4	(3,778.5)	6,028.0
Cost of product sold	(1,678.4)	(3,574.7)	(1,924.6)	3,728.3	(3,449.4)
Gross profit	403.2	1,110.8	1,114.8	(50.2)	2,578.6
Selling, general and administrative expenses	(388.2)	(454.0)	(251.4)	15.2	(1,078.4)
Operating income	15.0	656.8	863.4	(35.0)	1,500.2
Equity in earnings (losses) of equity method investees and subsidiaries	828.0	(30.6)	289.4	(1,065.3)	21.5
Interest income	0.1	—	1.3	—	1.4
Intercompany interest income	177.8	304.8	2.3	(484.9)	—
Interest expense	(296.4)	(1.4)	(41.3)	—	(339.1)
Intercompany interest expense	(222.0)	(161.8)	(101.1)	484.9	—
Loss on write-off of debt issuance costs	—	—	(4.4)	—	(4.4)
Income before income taxes	502.5	767.8	1,009.6	(1,100.3)	1,179.6
(Provision for) benefit from income taxes	336.8	(291.8)	(399.4)	11.0	(343.4)
Net income	839.3	476.0	610.2	(1,089.3)	836.2
Net loss attributable to noncontrolling interests	—	—	3.1	—	3.1
Net income attributable to CBI	$839.3	$476.0	$613.3	$(1,089.3)	$839.3

Comprehensive income attributable to CBI	$622.4	$476.7	$390.5	$(867.2)	$622.4

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in millions)
Condensed Consolidating Statement of Cash Flows for the Year Ended February 28, 2017
Net cash provided by operating activities	$341.4	$1,051.5	$958.5	$(655.4)	$1,696.0

Cash flows from investing activities:
Purchases of businesses, net of cash acquired	—	—	(1,111.0)	—	(1,111.0)
Purchases of property, plant and equipment	(12.8)	(89.8)	(804.8)	—	(907.4)
Proceeds from sale of business	(9.9)	—	585.2	—	575.3
Net proceeds from intercompany notes	422.0	—	—	(422.0)	—
Net returns of capital from equity affiliates	470.7	—	—	(470.7)	—
Other investing activities	0.7	(0.1)	(19.3)	—	(18.7)
Net cash provided by (used in) investing activities	870.7	(89.9)	(1,349.9)	(892.7)	(1,461.8)

Cash flows from financing activities:
Dividends paid to parent company	—	—	(868.7)	868.7	—
Net returns of capital to equity affiliates	—	(22.0)	(235.4)	257.4	—
Net proceeds from (repayments of) intercompany notes	(20.2)	(855.4)	453.6	422.0	—
Purchases of treasury stock	(1,122.7)	—	—	—	(1,122.7)
Principal payments of long-term debt	(767.6)	(20.6)	(183.6)	—	(971.8)
Dividends paid	(315.1)	—	—	—	(315.1)
Payments of minimum tax withholdings on stock-based payment awards	—	(61.9)	(3.0)	—	(64.9)
Payments of debt issuance costs and other financing costs	(5.0)	—	(9.1)	—	(14.1)
Proceeds from issuance of long-term debt	600.0	—	1,365.6	—	1,965.6
Net proceeds from (repayments of) notes payable	231.0	—	(33.9)	—	197.1
Excess tax benefits from stock-based payment awards	131.4	—	—	—	131.4
Proceeds from shares issued under equity compensation plans	59.7	—	—	—	59.7
Net cash provided by (used in) financing activities	(1,208.5)	(959.9)	485.5	1,548.1	(134.8)

Effect of exchange rate changes on cash and cash equivalents	—	—	(5.1)	—	(5.1)

Net increase in cash and cash equivalents	3.6	1.7	89.0	—	94.3
Cash and cash equivalents, beginning of year	6.0	3.6	73.5	—	83.1
Cash and cash equivalents, end of year	$9.6	$5.3	$162.5	$—	$177.4

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in millions)
Condensed Consolidating Statement of Cash Flows for the Year Ended February 29, 2016
Net cash provided by (used in) operating activities	$(448.7)	$1,299.5	$617.7	$(54.8)	$1,413.7

Cash flows from investing activities:
Purchases of businesses, net of cash acquired	(998.5)	(316.2)	(1.7)	—	(1,316.4)
Purchases of property, plant and equipment	(14.1)	(52.3)	(824.9)	—	(891.3)
Net proceeds from intercompany notes	842.4	—	—	(842.4)	—
Net investments in equity affiliates	(216.7)	—	—	216.7	—
Other investing activities	3.5	0.2	(3.4)	—	0.3
Net cash used in investing activities	(383.4)	(368.3)	(830.0)	(625.7)	(2,207.4)

Cash flows from financing activities:
Dividends paid to parent company	—	—	(88.8)	88.8	—
Net contributions from (returns of) equity affiliates	—	(33.0)	283.7	(250.7)	—
Net proceeds from (repayments of) intercompany notes	250.4	(819.8)	(273.0)	842.4	—
Purchases of treasury stock	(33.8)	—	—	—	(33.8)
Principal payments of long-term debt	(64.5)	(39.4)	(104.8)	—	(208.7)
Dividends paid	(241.6)	—	—	—	(241.6)
Payments of minimum tax withholdings on stock-based payment awards	—	(35.9)	(2.7)	—	(38.6)
Payments of debt issuance costs and other financing costs	(13.3)	—	—	—	(13.3)
Proceeds from issuance of long-term debt	600.0	—	10.0	—	610.0
Net proceeds from notes payable	—	—	360.6	—	360.6
Excess tax benefits from stock-based payment awards	203.4	—	—	—	203.4
Proceeds from shares issued under equity compensation plans	113.0	—	—	—	113.0
Proceeds from noncontrolling interests	—	—	25.0	—	25.0
Net cash provided by (used in) financing activities	813.6	(928.1)	210.0	680.5	776.0

Effect of exchange rate changes on cash and cash equivalents	—	—	(9.3)	—	(9.3)

Net increase (decrease) in cash and cash equivalents	(18.5)	3.1	(11.6)	—	(27.0)
Cash and cash equivalents, beginning of year	24.5	0.5	85.1	—	110.1
Cash and cash equivalents, end of year	$6.0	$3.6	$73.5	$—	$83.1

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in millions)
Condensed Consolidating Statement of Cash Flows for the Year Ended February 28, 2015
Net cash provided by (used in) operating activities	$(514.8)	$834.0	$800.6	$(38.8)	$1,081.0

Cash flows from investing activities:
Purchase of businesses, net of cash acquired	—	—	(310.3)	—	(310.3)
Purchases of property, plant and equipment	(23.1)	(36.0)	(660.3)	—	(719.4)
Net proceeds from intercompany notes	485.4	—	—	(485.4)	—
Net investments in equity affiliates	(41.4)	—	—	41.4	—
Other investing activities	(0.1)	(5.6)	19.5	—	13.8
Net cash provided by (used in) investing activities	420.8	(41.6)	(951.1)	(444.0)	(1,015.9)

Cash flows from financing activities:
Dividends paid to parent company	—	—	(65.8)	65.8	—
Net contributions from (returns of capital to) equity affiliates	—	(23.9)	92.3	(68.4)	—
Net proceeds from (repayments of) intercompany notes	(262.8)	(723.2)	500.6	485.4	—
Principal payments of long-term debt	(549.2)	(19.4)	(37.1)	—	(605.7)
Payments of minimum tax withholdings on stock-based payment awards	—	(26.1)	(2.3)	—	(28.4)
Payments of debt issuance costs and other financing costs	(11.7)	—	(2.1)	—	(13.8)
Proceeds from issuance of long-term debt	800.0	—	105.0	—	905.0
Net proceeds from notes payable	—	—	13.1	—	13.1
Excess tax benefits from stock-based payment awards	78.0	—	—	—	78.0
Proceeds from shares issued under equity compensation plans	63.7	—	—	—	63.7
Proceeds from noncontrolling interests	—	—	115.0	—	115.0
Payment of delayed purchase price arrangement	—	—	(543.3)	—	(543.3)
Net cash provided by (used in) financing activities	118.0	(792.6)	175.4	482.8	(16.4)

Effect of exchange rate changes on cash and cash equivalents	—	—	(2.5)	—	(2.5)

Net increase (decrease) in cash and cash equivalents	24.0	(0.2)	22.4	—	46.2
Cash and cash equivalents, beginning of year	0.5	0.7	62.7	—	63.9
Cash and cash equivalents, end of year	$24.5	$0.5	$85.1	$—	$110.1

20.    BUSINESS SEGMENT INFORMATION:

Our internal management financial reporting consists of two business divisions:  (i)  Beer and (ii)  Wine and Spirits, and we report our operating results in three segments:  (i)  Beer, (ii)  Wine and Spirits, and (iii)  Corporate Operations and Other. In the Beer segment, our portfolio consists of high-end imported and craft beer brands. We have an exclusive perpetual brand license to import, market and sell in the U.S. our Mexican beer portfolio. In the Wine and Spirits segment, we sell a large number of wine brands across all categories – table wine, sparkling wine and dessert wine – and across all price points – popular, premium and luxury categories, primarily within the $5 to $25 price range at U.S. retail – complemented by certain premium spirits brands. Amounts included in the Corporate Operations and Other segment consist of costs of executive management, corporate development, corporate finance, human resources, internal audit, investor relations, legal, public relations and information technology. The amounts included in the Corporate Operations and Other segment are general costs that are applicable to the consolidated group and are therefore not allocated to the other reportable segments. All costs reported within the Corporate Operations and Other segment are not included in our chief operating decision maker’s evaluation of the operating income performance of the other reportable segments. The business segments reflect how our operations are managed, how resources are allocated, how operating performance is evaluated by senior management and the structure of our internal financial reporting.

In addition, management excludes items that affect comparability (“Comparable Adjustments”) from its evaluation of the results of each operating segment as these Comparable Adjustments are not reflective of core operations of the segments. Segment operating performance and segment management compensation are evaluated based upon core segment operating income (loss). As such, the performance measures for incentive compensation purposes for segment management do not include the impact of these Comparable Adjustments.

We evaluate segment operating performance based on operating income (loss) of the respective business units. Comparable Adjustments that impacted comparability in our segment operating income (loss) for each period are as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
(in millions)
Cost of product sold
Settlements of undesignated commodity derivative contracts	$23.4	$29.5	$4.4
Net gain (loss) on undesignated commodity derivative contracts	16.3	(48.1)	(32.7)
Flow through of inventory step-up	(20.1)	(18.4)	—
Amortization of favorable interim supply agreement	(2.2)	(31.7)	(28.4)
Other losses	—	—	(2.8)
Total cost of product sold	17.4	(68.7)	(59.5)

Selling, general and administrative expenses
Impairment of intangible assets	(37.6)	—	—
Costs associated with the Canadian Divestiture and related activities	(20.4)	—	—
Transaction, integration and other acquisition-related costs	(14.2)	(15.4)	(30.5)
Restructuring and related charges	(0.9)	(16.4)	—
Other gains (losses)	(2.6)	—	7.2
Total selling, general and administrative expenses	(75.7)	(31.8)	(23.3)

Gain on sale of business	262.4	—	—

Comparable Adjustments, Operating income (loss)	$204.1	$(100.5)	$(82.8)

The accounting policies of the segments are the same as those described for the Company in the Summary of Significant Accounting Policies in Note 1. Segment information is as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
(in millions)
Beer
Net sales	$4,229.3	$3,622.6	$3,188.6
Segment operating income	$1,534.4	$1,264.1	$1,017.8
Long-lived tangible assets	$2,810.0	$2,187.8	$1,485.6
Total assets	$11,325.3	$9,900.7	$8,281.0
Capital expenditures	$759.2	$800.3	$587.3
Depreciation and amortization	$114.9	$61.5	$45.4

Wine and Spirits
Net sales:
Wine	$2,739.3	$2,591.4	$2,523.4
Spirits	362.9	334.4	316.0
Net sales	$3,102.2	$2,925.8	$2,839.4
Segment operating income	$800.8	$727.0	$674.3
Earnings from unconsolidated investments	$29.2	$26.6	$21.5
Long-lived tangible assets	$992.9	$1,039.8	$1,071.8
Investments in equity method investees	$77.6	$76.2	$73.5
Total assets	$6,976.6	$6,770.4	$6,508.2
Capital expenditures	$100.0	$81.7	$96.8
Depreciation and amortization	$99.4	$100.2	$100.0

Corporate Operations and Other
Segment operating loss	$(139.9)	$(125.5)	$(109.1)
Losses from unconsolidated investments	$(0.2)	$—	$—
Long-lived tangible assets	$129.9	$105.8	$124.2
Investments in equity method investees	$21.1	$6.0	$—
Total assets	$300.5	$293.9	$303.8
Capital expenditures	$48.2	$9.3	$35.3
Depreciation and amortization	$31.4	$27.6	$28.2

Comparable Adjustments
Operating income (loss)	$204.1	$(100.5)	$(82.8)
Earnings (losses) from unconsolidated investments	$(1.7)	$24.5	$—
Depreciation and amortization	$2.2	$31.7	$28.4

Consolidated
Net sales	$7,331.5	$6,548.4	$6,028.0
Operating income	$2,399.4	$1,765.1	$1,500.2
Earnings from unconsolidated investments	$27.3	$51.1	$21.5
Long-lived tangible assets	$3,932.8	$3,333.4	$2,681.6
Investments in equity method investees	$98.7	$82.2	$73.5
Total assets	$18,602.4	$16,965.0	$15,093.0
Capital expenditures	$907.4	$891.3	$719.4
Depreciation and amortization	$247.9	$221.0	$202.0

Earnings from unconsolidated investments consist of equity in earnings from equity method investees of $27.3 million, $26.6 million and $21.5 million for the years ended February 28, 2017, February 29, 2016, and February 28, 2015, respectively, and dividend income from a retained interest in a previously divested business of $24.5 million for the year ended February 29, 2016.

Our principal area of operation is in the U.S. Current operations outside the U.S. are in Mexico for the Beer segment and primarily in New Zealand, Italy and Canada for the Wine and Spirits segment. Revenues are attributed to countries based on the location of the customer.

Geographic data is as follows:

	For the Years Ended
	February 28, 2017	February 29, 2016	February 28, 2015
(in millions)
Net sales
U.S.	$6,807.7	$5,960.9	$5,360.0
Non-U.S. (primarily Canada)	523.8	587.5	668.0
	$7,331.5	$6,548.4	$6,028.0

	February 28, 2017	February 29, 2016
(in millions)
Long-lived tangible assets
U.S.	$1,037.6	$933.3
Non-U.S. (primarily Mexico)	2,895.2	2,400.1
	$3,932.8	$3,333.4

21.    ACCOUNTING GUIDANCE NOT YET ADOPTED:

Revenue recognition –
In May 2014, the FASB issued guidance regarding the recognition of revenue from contracts with customers. Under this guidance, an entity will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. A five step process will be utilized to recognize revenue, as follows:  (i)  identify the contract with a customer, (ii)  identify the performance obligations in the contract, (iii)  determine the transaction price, (iv)  allocate the transaction price to the performance obligations in the contract and (v)  recognize revenue when (or as) the entity satisfies a performance obligation. Additionally, this guidance requires improved disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. We are required to adopt this guidance for our annual and interim periods beginning March 1, 2018, utilizing one of two methods:  retrospective restatement for each reporting period presented at time of adoption, or a modified retrospective approach with the cumulative effect of initially applying this guidance recognized at the date of initial application.

We intend to implement this guidance under the retrospective approach. Based on our preliminary review, we expect that the broad definition of variable consideration under this guidance will require us to estimate and record certain variable payments resulting from various sales incentives earlier than we currently record them. We do not expect this change to have a material impact on our consolidated financial statements. We are currently preparing to implement changes to our accounting policies, systems and controls to support the new revenue recognition and disclosure requirements.

Leases –
In February 2016, the FASB issued guidance for the accounting for leases. Under this guidance, a lessee will recognize assets and liabilities for most leases, but will recognize expense similar to current lease accounting guidance. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and lease liabilities. We are required to adopt this guidance for our annual and interim periods beginning March 1, 2019, using a modified retrospective approach. We are currently assessing the financial impact of this guidance on our consolidated financial statements.

Stock compensation –
In March 2016, the FASB issued guidance which amends, among other items, the accounting for income taxes related to share-based compensation and the related classification in the statement of cash flows. This guidance requires the recognition of excess tax benefits and deficiencies (resulting from an increase or decrease in the fair value of an award from grant date to the vesting or settlement date) in the provision for income taxes as a discrete item in the quarterly period in which they occur. Through February 28, 2017, these amounts were recognized in additional paid-in capital at the time of vesting or settlement. In addition, these amounts will be classified as an operating activity in the statement of cash flows instead of as a financing activity where they are currently recorded. This guidance will also impact our calculation of diluted earnings per share under the treasury stock method, as excess tax benefits and deficiencies resulting from share-based compensation are no longer included in the assumed proceeds calculation.

For the years ended February 28, 2017, February 29, 2016, and February 28, 2015, we recognized excess tax benefits of $131.4 million, $203.4 million and $78.0 million, respectively, in additional paid-in capital. These amounts may not necessarily be indicative of future amounts that may be recognized subsequent to the adoption of the amended standard, as any excess tax benefits recognized will be dependent upon future stock prices, employee exercise behavior and applicable tax rates. We adopted this guidance on March 1, 2017, on a prospective basis.

22.    SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

A summary of selected quarterly financial information is as follows:

	QUARTER ENDED
	May 31, 2016	August 31, 2016	November 30, 2016	February 28, 2017	Full Year
(in millions, except per share data)
Fiscal 2017
Net sales	$1,871.8	$2,021.2	$1,810.5	$1,628.0	$7,331.5
Gross profit	$881.3	$969.0	$891.4	$787.7	$3,529.4
Net income attributable to CBI (1)	$318.3	$358.9	$405.9	$452.0	$1,535.1
Net income per common share attributable to CBI (1) (2):
Basic – Class A Common Stock	$1.61	$1.81	$2.04	$2.34	$7.79
Basic – Class B Convertible Common Stock	$1.46	$1.64	$1.85	$2.12	$7.07
Diluted – Class A Common Stock	$1.55	$1.75	$1.98	$2.26	$7.52
Diluted – Class B Convertible Common Stock	$1.43	$1.61	$1.82	$2.09	$6.93

	QUARTER ENDED
	May 31, 2015	August 31, 2015	November 30, 2015	February 29, 2016	Full Year
(in millions, except per share data)
Fiscal 2016
Net sales	$1,631.3	$1,733.4	$1,640.5	$1,543.2	$6,548.4
Gross profit	$737.1	$775.6	$733.5	$696.1	$2,942.3
Net income attributable to CBI	$238.6	$302.4	$270.5	$243.4	$1,054.9
Net income per common share attributable to CBI (2):
Basic – Class A Common Stock	$1.24	$1.56	$1.39	$1.23	$5.42
Basic – Class B Convertible Common Stock	$1.12	$1.42	$1.26	$1.12	$4.92
Diluted – Class A Common Stock	$1.18	$1.49	$1.33	$1.19	$5.18
Diluted – Class B Convertible Common Stock	$1.09	$1.38	$1.22	$1.10	$4.79

(1)	Includes gain on sale of business, net of income tax effect, of $196.1 million for the fourth quarter of fiscal 2017 in connection with the Canadian Divestiture.

(2)
The sum of the quarterly net income per common share for Fiscal 2017 and Fiscal 2016 may not equal the total computed for the respective years as the net income per common share is computed independently for each of the quarters presented and for the full year.